Execution Version

AGREEMENT AND PLAN OF MERGER by and among MARAVAI LIFE SCIENCES, INC., as Seller,
VOYAGER GROUP HOLDINGS, INC.,
as Parent,
VYGR MERGER SUB, INC.,
as Merger Sub,
and
MARAVAI LIFESCIENCES HOLDINGS, INC. and
MARAVAI INTERMEDIATE HOLDINGS, LLC,
as the Maravai Guarantors,

Dated as of August 5, 2021

KE 78589182

i

ii

8.17. Non-Recourse	69
8.18. Definitions	70

Exhibits
Exhibit A    Illustrative Example of Estimated Closing Statement
Exhibit B    Form of Credit Release Documentation
Exhibit C    Form of Transition Services Agreement
Exhibit D    Press Release
Exhibit E    Schedule of Current Assets and Current Liabilities
Exhibit F-1    Certain Directors and Officers
Exhibit F-2    Certain Directors and Officers

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of August 5, 2021, by and among Maravai Life Sciences, Inc., a Delaware corporation (“Seller”), Voyager Group Holdings, Inc., a Delaware corporation (“Parent”), VYGR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Maravai LifeSciences Holdings, Inc., a Delaware corporation (“Maravai LifeSciences Holdings”), and Maravai Intermediate Holdings, LLC, a Delaware limited liability company (“Maravai Intermediate Holdings” and together with Maravai Holdings, each, a “Maravai Guarantor” and collectively, the “Maravai Guarantors”).
R E C I T A L S
WHEREAS, as of the date hereof, Seller owns 100% of the issued and outstanding shares of capital stock (the “Shares”) of Vector Laboratories, Inc., a California corporation (the “Company”).
WHEREAS, the respective boards of directors or managers, as applicable, of each of Parent, Merger Sub and the Company have determined that it would be advisable and in the best interests of each of Parent, Merger Sub and the Company, and their respective stockholders that Parent acquire the Shares in a reverse subsidiary merger transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, on the terms set forth herein (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of California (the “CGCL”), and in furtherance thereof, have approved this Agreement, the Merger and the related transactions contemplated hereby.
WHEREAS, pursuant to the Merger and on the terms set forth in this Agreement, among other things, the Shares will be cancelled and, to the extent set forth in this Agreement, converted into the right to receive the Merger Consideration to the extent provided herein.
WHEREAS, immediately prior to the execution of this Agreement, Seller has, and has caused its Affiliate(s) to, assign and transfer to the Acquired Companies full right, title and interest in and to the Purchased Assets (as that term is defined in the Solulink APA, the “Solulink Assets”), certain other Contracts and all rights under the Solulink APA, as evidenced by definitive transfer documentation previously provided to Parent (the “Solulink Transfer”).
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, each of Thompson Street Capital Partners VI, L.P., a Delaware limited partnership, and Thompson Street Capital Partners VI-A, L.P., a Delaware limited partnership, is entering into (i) a commitment letter with Parent (the “Equity Commitment Letter”) and (ii) a guaranty in favor of Seller (the “Guaranty”), pursuant to which the Guarantor is guaranteeing certain of the obligations of Parent in connection with this Agreement.
WHEREAS, certain terms used in this Agreement are defined in Section 8.18.

A G R E E M E N T S
NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Merger
I.1.Incorporation of Recitals. The Recitals set forth above are incorporated in and made part of this Agreement.
I.2.The Merger.
(a)Subject to the terms and conditions contained in this Agreement, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL and CGCL, whereupon the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) following the Merger.
(b)At the Closing, Merger Sub shall cause, and Seller shall cause the Company to cause, a certificate of merger to be executed and filed (such time of filing, the “Effective Time”) with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL and CGCL in connection with the Merger.
(c)From and after the Effective Time, the Surviving Corporation will succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub, all as provided under the DGCL and CGCL.
I.3.Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “Vector Laboratories, Inc.” and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.
I.4.Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “Vector Laboratories, Inc.” and, as so amended, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.
I.5.Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective

Time will be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.
I.6.Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the owners thereof:
(a)Each share of capital stock of the Company held in the treasury of the Company and each share of capital stock of the Company owned or held, directly or indirectly, by Parent or Merger Sub, in each case, immediately prior to the Effective Time, will be canceled and will cease to exist without any conversion thereof and no payment will be made with respect thereto.
(b)Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
(c)The Shares, which constitute all of the issued and outstanding shares of capital stock of the Company immediately prior to the Effective Time (other than shares of capital stock of the Company to be canceled pursuant to Section 1.6(a)) will be converted into the right to receive from Parent the Merger Consideration.
I.7.Merger Consideration. The aggregate consideration to be paid by Parent to Seller for the Shares (the “Merger Consideration”) shall be equal to:
(a)One Hundred Twenty Four Million Dollars ($124,000,000);
(b)plus the aggregate amount of Cash;
(c)plus or minus, as applicable, the Working Capital Adjustment;
(d)minus the aggregate amount of Closing Liabilities;
(e)minus the aggregate amount of Indebtedness; and
(f)minus the aggregate amount of Transaction Expenses.
Notwithstanding anything in this Agreement to the contrary, the Merger Consideration shall not be reduced (whether through the Working Capital Adjustment or increases in Closing Liabilities, Indebtedness or Transaction Expenses) by any amounts payable as of the Closing in connection with the relocation of the Burlingame facility to its proposed new facility in Newark (the “Relocation”), including but not limited to approximately $14,210,000 in capital expenditures (less $418,000 in tenant improvement allowances), (ii) $1,498,000 in employee incentives, and (iii) $603,000 in consulting fees.
I.8.Manner of Payments at Closing.

(a)At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Parent a spreadsheet setting forth (i) Seller’s good faith estimates of each of (A) Cash (provided, that such estimate of Cash solely for purposes of calculating the Estimated Merger Consideration (and not for the Final Merger Consideration) shall be no greater than $250,000, irrespective of whether the actual Cash balance exceeds $250,000), (B) Indebtedness, (C) Closing Working Capital (and, therefore, the Working Capital Adjustment), (D) Closing Liabilities and (E) Transaction Expenses, and based on such estimates set forth in sub-clauses (A) - (E), a calculation of the Merger Consideration to be paid at Closing for the Shares (the “Estimated Merger Consideration”) (such spreadsheet, the “Estimated Closing Statement”). Parent may review the Estimated Closing Statement prior to the Closing, and Seller will consider any comments to the Estimated Closing Statement in good faith but will not be required to make any changes to the Estimated Closing Statement unless Parent and Seller mutually agree to such changes. For illustrative purposes only, an illustrative example calculation of the Estimated Closing Statement, including the Estimated Merger Consideration and each of the components thereof and assuming Closing occurred on June 30, 2021, is attached to this Agreement as Exhibit A. In the event of a conflict between the example attached as Exhibit A hereto and the terms and conditions of this Agreement, this Agreement shall control.
(b)As part of the Closing, Parent will:
(i)pay in full, on behalf of the Acquired Companies, all of the Transaction Expenses set forth on the Estimated Closing Statement by wire transfer of immediately available funds to the account(s) designated by each Person to whom such Transaction Expenses are to be paid as set forth in the Invoices previously provided by Seller with respect thereto;
(ii)deliver to U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”), each of One Million Dollars ($1,000,000) (the “Merger Consideration Adjustment Escrow Amount”), Six Hundred Twenty Thousand Dollars ($620,000) (the “Indemnity Escrow Amount”, and together with the Merger Consideration Adjustment Escrow Amount, the “Escrow Amounts”), to be held by Escrow Agent in segregated interest-bearing accounts to secure Seller’s obligations hereunder and to be administered and payable in accordance with that certain Escrow Agreement, by and among Parent, Seller and Escrow Agent, in a form mutually agreed in good faith prior to the Closing Date (the “Escrow Agreement”); and
(iii)delivering to Seller, by wire transfer of immediately available funds to a bank account previously designated by Seller, an amount equal to the Estimated Merger Consideration, less the Escrow Amounts.
I.9.Determination of Closing Working Capital; Post-Closing Payments.

(a)Not later than ninety (90) days following the Closing Date, Parent shall deliver or cause to be delivered to Seller a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of the Merger Consideration, which shall set forth in reasonable detail its good faith calculations, as of the Closing, of (i) Cash, (ii) Closing Working Capital (and, therefore, the Working Capital Adjustment), (iii) Closing Liabilities, (iv) Indebtedness and (v) Transaction Expenses.
(b)The Closing Statement, and all of the individual elements thereof, shall be determined in accordance with the Accounting Principles. Parent shall cause to be made available to Seller and its accountants, upon Seller’s request, any work papers, documents and records (or portions or excerpts thereof) reasonably necessary for Seller to perform its review of Parent’s computation of the Merger Consideration, subject to execution of customary access letters.
(c)Seller shall have thirty (30) days (the “Dispute Period”) following receipt of the Closing Statement from Parent to provide written notice (a “Dispute Notice”) that any of the elements of or amounts reflected on the Closing Statement were not calculated in accordance with this Agreement (a “Dispute”). Such Dispute Notice shall describe in reasonable detail the elements and amounts with which Seller disagrees. If Seller does not deliver a Dispute Notice to Parent within the Dispute Period, the Closing Statement shall be deemed to have been accepted and agreed to by Seller in the form in which such Closing Statement is delivered by Parent and shall be final and binding upon the parties hereto. Within thirty (30) days following delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Statement.
(d)If Parent and Seller are unable to resolve any Dispute within the thirty (30) day period following Parent’s receipt of a Dispute Notice, the Chicago, Illinois office of the certified public accounting firm of BDO USA, LLP (the “Arbitrating Accountant”), which (if it has not provided services for Parent, the Acquired Companies or Seller within the previous two (2) years) shall be engaged as arbitrator hereunder to settle such Dispute as soon as practicable. If BDO USA, LLP is unwilling or unable to serve as Arbitrating Accountant, Parent and Seller shall select by mutual agreement another nationally recognized certified public accounting firm, who is not rendering (and, during the preceding two (2) year period, has not rendered) services to Seller, the Acquired Companies or Parent, to serve as the Arbitrating Accountant. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and management personnel relating to Parent’s computation of the Merger Consideration and reasonably necessary to perform its function as arbitrator. The Arbitrating Accountant’s function shall be to review only those items which are in dispute and to resolve the dispute with respect to such items. In resolving any disputed item, the Arbitrating Accountant may not assign a value to any item greater than the greatest value for such item claimed by Parent or Seller or less than the smallest value for such items claimed by Parent or Seller. The Arbitrating

Accountant’s determination (i) shall be based solely on the written presentations by Parent and Seller which are in accordance with the definitions set forth in this Agreement and the Accounting Principles (i.e., not on the basis of an independent review), (ii) may not propose for resolution any matters that are not raised for dispute in the Dispute Notice and (iii) may not be influenced by any ex parte oral testimony from the parties or any other Person. The Arbitrating Accountant’s award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The fees and expenses of the Arbitrating Accountant shall be allocated between Seller, on the one hand, and Parent, on the other hand, so that the amount of fees and expenses paid by Seller (with the remainder of such amount being paid by Parent) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute. Upon the resolution of the Dispute, the Closing Statement shall be revised to reflect such resolution and as so revised shall be final and binding for purposes of this Agreement.
(e)If the Merger Consideration, as finally determined pursuant to this Section 1.9, exceeds the Estimated Merger Consideration (such excess, the “Upward Adjustment Amount”): (i) Parent shall promptly (but in any event within five (5) Business Days of the final determination of the Merger Consideration) pay the Upward Adjustment Amount to Seller; and (ii) Parent and Seller shall jointly instruct the Escrow Agent to distribute the remainder of the Merger Consideration Adjustment Escrow Amount to Seller.
(f)If the Merger Consideration, as finally determined pursuant to this Section 1.9, is less than the Estimated Merger Consideration (such difference, the “Downward Adjustment Amount”), Parent and Seller shall jointly instruct the Escrow Agent to distribute (i) to Parent (or an account or accounts designated by Parent) the Downward Adjustment Amount from the Merger Consideration Adjustment Escrow Amount and (ii) the remainder of any such remaining balance of the Merger Consideration Adjustment Escrow Amount (if any) to Seller, in accordance with the Escrow Agreement. If the Merger Consideration Adjustment Escrow Amount is insufficient to pay the full Downward Adjustment Amount, any shortfall shall be promptly (but in any event within such five (5) Business Days) paid to Parent by Seller in cash, and if such shortfall is not promptly paid, Parent may elect to recover any unpaid shortfall from the Indemnity Escrow Amount, in which event Seller shall, within five (5) Business Days, pay such amount to the Escrow Agent to replenish the Indemnity Escrow Amount.
I.10.Time and Place of Closing. The transactions contemplated by this Agreement will be consummated (the “Closing”) remotely by mail, e-mail or wire transfer, in each case to the extent acceptable to the parties hereto, (a) on the second (2nd) Business Day following the satisfaction or waiver (by the party hereto entitled to the benefit of such condition) of all the closing conditions set forth in ARTICLE III (other than those conditions to be satisfied at the

Closing itself, but subject to such conditions being capable of being satisfied at the Closing or, to the extent permitted by applicable Law, those conditions that have been waived in writing by the party hereto entitled to the benefit of such condition); provided, that all such closing conditions (other than those conditions to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing or, to the extent permitted by applicable Law, those conditions that have been waived in writing by the party hereto entitled to the benefit of such condition) continue to be satisfied at all times during such two (2) Business Day period until the Closing or (b) at such other time or date as Parent and Seller may mutually agree in writing; provided that, without the consent of Parent, the Closing will not occur prior to September 2, 2021. The date of the Closing is referred to herein as the “Closing Date”.
I.11.Closing Deliveries.
(a)By Seller. At or prior to the Closing, Seller will deliver to Parent all of the following:
(i)Certificates, or affidavits of lost certificates, representing 100% of the Shares and 100% of the outstanding equity securities of Vector Laboratories Limited and (if not dissolved prior to Closing) Vector Laboratories (Canada), Inc., free and clear of all Claims (other than transfer restrictions under applicable securities laws) duly endorsed in blank or with duly executed stock powers;
(ii)resignations of each of the officers and directors or managers, as applicable, of each Acquired Company, effective as of the Closing (if and as requested by Parent at least two (2) Business Days prior to the Closing Date), together with a release of rights to indemnification and advancement of expenses in favor of the Acquired Companies from the officers and directors of the Acquired Companies identified on Exhibit F-1, in form and substance reasonably satisfactory to Parent;
(iii)a certificate dated as of the Closing Date signed by the Secretary or an Assistant Secretary of the Company attaching and certifying as to the Company (A) its Organizational Documents, (B) resolutions approving the transactions contemplated by this Agreement and (C) an incumbency verifying the Secretary or Assistant Secretary;
(iv)the certificate in substantially the form attached hereto as Exhibit B (the “Credit Release Documentation”) the UCC Financing Statements and other release documentation contemplated therein, and evidence of the release of all Liabilities and Claims in respect of any other indebtedness for borrowed money (if any), other than Permitted Claims, on the property and assets of the Acquired Companies;
(v)an IRS Form W-9 completed and properly executed by Seller;

(vi)the Escrow Agreement, duly executed by Seller; and
(vii)the Transition Services Agreement in the form attached hereto as Exhibit C, with designated services to be mutually agreed by the parties in accordance with Section 4.6 (the “Transition Services Agreement”), duly executed by Seller.
(b)By Parent. At the Closing, Parent will deliver:
(i)the payments provided in Section 1.8(b);
(ii)a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of Delaware;
(iii)the Escrow Agreement, duly executed by Parent and the Escrow Agent; and
(iv)the Transition Services Agreement, duly executed by Parent.
I.12.Withholding. Parent and each Acquired Company, as the case may be, shall be entitled to deduct and withhold from the Estimated Merger Consideration and the Merger Consideration (as the case may be) and any other payment otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent or each Acquired Company, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law; provided that, if any such deduction or withholding is required under applicable Law (other than any such withholding or deduction in respect of payments treated as compensation for U.S. federal income Tax purposes), Parent shall promptly (but, absent a change in applicable Law, in no event less than five (5) days prior) notify Seller in writing of the amount and basis of such deduction and withholding and shall cooperate in good faith with Seller to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law. Parent acknowledges and agrees that it is not aware of any obligation to make any deduction or withholding with respect to the Seller as of the date hereof, assuming Seller provides the form described in Section 1.11(a)(v) and assuming no change in Law after the date hereof. To the extent that amounts are so withheld, such amounts shall be timely remitted by Parent or the Acquired Company to the appropriate Governmental Authority, and such amounts shall be treated for all purposes of this Agreement as having been paid to such holder of Shares in respect of which such deduction and withholding was made by Parent or any Acquired Company.
ARTICLE II
Representations and Warranties
II.1.Representations and Warranties of Parent. Parent represents and warrants to Seller as of the date hereof and as of the Closing Date that:

(a)Organization, and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all necessary power and authority to conduct its business as its business is now being conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary.
(b)Power and Authority. Parent has full corporate power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments executed by Parent in connection with this Agreement (collectively, “Parent’s Ancillary Documents”). This Agreement and Parent’s Ancillary Documents have been duly executed and delivered by Parent. This Agreement and each Ancillary Document to which Parent is a party constitutes a legal, valid and binding agreement of Parent, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(c)Consents.
(i)The execution, delivery and performance by Parent of this Agreement and Parent’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which Parent or any of its properties or assets are subject or (ii) violate or conflict with Parent’s Organizational Documents or of any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award (each, an “Order”).
(ii)The execution, delivery and performance by Parent of this Agreement and Parent’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by Parent with, or notice by Parent to, or authorization, qualification, consent, order or approval or other action with respect to Parent by, any Governmental Authority.
(d)Litigation. There is no Proceeding or other compliance or enforcement action before any commission or other Governmental Authority pending, or, to Parent’s knowledge, threatened, which would adversely affect Parent’s performance under this Agreement or Parent’s Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.
(e)Investment Intent; Restricted Securities. Parent is acquiring the Shares solely for Parent’s own account, for investment purposes only, and not with a present view to, or with any present intention of, reselling or otherwise distributing such Shares or dividing its participation herein with others. Parent understands and acknowledges that (A) none of the Shares have been registered or qualified under the Securities Act, or under any securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (B) all of such Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act; (C) none of such Shares are traded or tradable on any securities exchange or over the counter; and (D) none of such Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Parent will not transfer or otherwise dispose of any such Shares acquired hereunder or any interest therein in any manner that may cause Parent to be in violation of the Securities Act or any applicable state securities Laws. Parent is an “accredited investor” as defined in Rule 501(a) of the Securities Act.
(f)Availability of Funds; Solvency. Parent will have at the Closing sufficient funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date, in accordance with the Equity Commitment Letter. Parent is not entering into this Agreement or the transactions contemplated hereby, with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the truth and accuracy of the representations and warranties of Seller as set forth in Section 2.2 and (ii) the Acquired Companies’ solvency immediately prior to the Closing, then as of the Closing and immediately after giving effect to the transactions contemplated hereunder, including the making of the payments contemplated under this Agreement, including any related fees and expenses, Parent and its Subsidiaries (which at such time will include the Acquired Companies), taken as a whole, will be Solvent. For purposes of this Section 2.1(e), “Solvent” means that, with respect to any Person and as of any date of determination, (A) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (B) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its Indebtedness as its Indebtedness becomes absolute and matured, (C) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (D) such Person will be able to pay its Indebtedness as it matures.
(g)No Prior Activities. Parent was formed for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with or incidental to its formation and the transactions contemplated by this Agreement, Parent has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities.
(h)Brokers and Finders. Neither Parent nor any of its Affiliates has retained, engaged or entered into any Contract with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (i) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby or (ii) introducing the parties hereto to each other.
II.2.Representations and Warranties of Seller. Seller represents and warrants to Parent as of the date hereof and as of the Closing Date that:
(a)Organization and Standing.
(i)Each Acquired Company is a corporation or limited company, as applicable, duly organized, validly existing and in good standing (or the foreign equivalent) under the Laws of its state of incorporation or formation. Each Acquired Company has all necessary power and authority to conduct its business as its business is now being conducted. Each Acquired Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, and each such jurisdiction is set forth on Schedule 2.2(a)(i).
(ii)True and complete copies of the Organizational Documents of each Acquired Company and all amendments thereto, all equity records and all minute books and records of each Acquired Company have been delivered to Parent, to the extent reasonably available. The minute books and records of each Acquired Company contain true and complete copies of all material resolutions adopted by the equityholders of such Person, the board of managers, directors or equivalent governing body of such Person. No Acquired Company is in material violation of any of its Organizational Documents.
(b)Power and Authority. Seller has full corporate power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments executed by Seller in connection with this Agreement (collectively, “Seller’s Ancillary Documents”). This Agreement and Seller’s Ancillary Documents have been duly executed and delivered by Seller. This Agreement and each Seller’s Ancillary Document constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(c)Consents.
(i)Except as set forth on Schedule 2.2(c)(i), the execution, delivery and performance by Seller of this Agreement and Seller’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which Seller or any of its Affiliates or their respective properties or assets are subject; (ii) violate or conflict with Seller’s or any of its Affiliates’ Organizational Documents or any Order; (iii) violate, conflict with, require consent or notice, or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) or a material loss of benefit, with or without the giving of notice, the lapse of time, or both, under any operative, undischarged or unsatisfied Contract of Seller or any Acquired Company or give any other party the right to declare, as a result of the consummation of the transactions contemplated hereby, such Contract to be null and void or (iv) result in the creation of any Claim upon the Shares any of the assets or properties of Seller or any Acquired.
(ii)Except for as set forth in Schedule 2.2(c)(ii), the execution, delivery and performance by Seller of this Agreement and Seller’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by Seller or any Acquired Company with, or notice by Seller or any Acquired Company to, or authorization, qualification, consent, order or approval or other action with respect to Seller or any Acquired Company by, any Governmental Authority.
(iii)Except as set forth on Schedule 2.2(c)(iii), neither the execution, delivery and performance by Seller of this Agreement or Seller’s Ancillary Documents, nor the consummation of the transactions contemplated hereby and thereby will result in any of the following, with or without notice or the lapse of time or both, pursuant to the terms of any Contract to which Seller or any Acquired Company is a party or by which any of their respective properties or assets is bound: (A) any other Person having (or give or purport to give any other Person) the right or option to cause or declare: (1) a loss of or Claim on any material Company Intellectual Property; (2) a breach of or default under, or right to terminate or suspend performance of, any Contract of Seller or the Acquired Companies, including any Material Contract; (3) the release, disclosure or delivery of any material Company Intellectual Property by or to any escrow agent or other Person; or (4) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company Intellectual Property or (B) Parent or its Affiliates or any Acquired Company, being (1) bound by or subject to any non-compete or licensing obligation, covenant not to sue or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing, or (2) obligated to (x) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (y) provide or offer any discounts to, or other reductions in payment obligations of, any Person in excess of those provided to that Person prior to Closing.
(d)Capitalization.

(i)Schedule 2.2(d)(i) sets forth a true and complete list of each Acquired Company and, for each, the authorized, issued and outstanding Equity Securities, and the holder(s) of record of all such outstanding Equity Securities. All Equity Securities of each Acquired Company (including the Shares) have been validly issued, are fully paid, freely negotiable or transferrable and free of any additional payment obligations, preemptive rights, options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, or transfer restrictions, and such Equity Securities are non-assessable and are owned beneficially and of record by the Persons and in the amounts set forth on Schedule 2.2(d)(i), and have not been issued, sold, transferred or otherwise acquired in violation of any option, right of first refusal or first offer, subscription right, preemptive right or any similar right or transfer restriction. Seller owns all of the Shares, free and clear of all Claims. Other than the Shares, there are no outstanding Equity Securities of the Company. All of the Equity Securities of each Acquired Company, other than the Company, are owned of record and beneficially by the Company or a wholly owned direct or indirect subsidiary of the Company.
(ii)Except as set forth on Schedule 2.2(d)(ii), there are no outstanding Equity Securities agreements or other Contracts relating to the issued or unissued Equity Securities of any Acquired Company, including the voting or transfer thereof. All Equity Securities of the Acquired Companies (including the Shares) were issued in compliance with all applicable federal and state securities Laws. All facts and documents required by applicable Law to be filed with the competent commercial register or other public register of each Acquired Company have been completely, duly and timely filed.
(iii)There are no restricted equity, profits interests, restricted units, equity appreciation rights, phantom equity, options, virtual stock or other equity or equity-based compensation award, plan or arrangement in existence with respect to the Acquired Companies.
(iv)Except as set forth in Schedule 2.2(d)(iv), the Acquired Companies do not own, directly or indirectly, any Equity Securities of any Person. Except as set forth on Schedule 2.2(d)(iv), no distribution of capital or dividends or similar payments have been declared, promised or made by any Acquired Company since January 1, 2020 and no such distributions or dividends remain declared but unpaid. No insolvency or similar proceedings have been commenced or, to the Knowledge of Seller, applied for in respect of any Acquired Company.
(e)Financial.
(i)The Acquired Companies’ books, accounts and records are, and have been, maintained in the Acquired Companies’ usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which any Acquired Company has been a party are properly reflected therein, and the Financial Statements (as defined below) have been properly extracted from such books and records. The Acquired Companies have designed, implemented, and maintained sufficient internal controls over accounting and financial reporting such that the Financial Statements (as defined below) have been prepared and fairly presented free from material misstatement.
(ii)Schedule 2.2(e)(ii) contains complete and accurate copies of the unaudited balance sheets, statements of operations and other comprehensive income, statements of stockholders’ equity and statements of cash flows and accompanying notes and supplemental information of the Acquired Companies, all as of and for the years ending December 31, 2020 and December 31, 2019 (collectively, the “Annual Financial Statements”). Schedule 2.2(e)(ii) also contains complete and accurate copies of the unaudited balance sheet, statement of income and statement of cash flows of the Acquired Companies as of and for the six (6) month period ending June 30, 2021 (collectively, the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of the Acquired Companies as of the respective dates thereof, and the results of operations and cash flows of the Acquired Companies for the respective periods covered thereby, in accordance with GAAP, consistently interpreted and applied by the Acquired Companies, except, (x) for the omission of footnote disclosures required by GAAP, and (y) subject to customary year-end adjustments, none of which adjustments in the current year would, individually or in the aggregate, be material.
(iii)No Acquired Company has any Liabilities except for: (A) Liabilities specifically reflected and adequately reserved against on the December 31, 2020 balance sheet included in the Financial Statements; (B) Liabilities which have been incurred by the Acquired Companies subsequent to December 31, 2020 in the Ordinary Course of Business; (C) Liabilities under the executory portion of any written Contract by which the Acquired Companies are bound and which was entered into in the Ordinary Course of Business; and (D) Liabilities under the executory portion of Permits issued to, or entered into by, the Acquired Companies in the Ordinary Course of Business and, in each case, which do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to Closing.
(iv)Except as disclosed on Schedule 2.2(e)(iv), no Acquired Company has any Indebtedness and no Acquired Company (or Seller on behalf of any Acquired Company) has made any applications that would result in the creation of any Indebtedness or made any requests for assistance or loans from any Governmental Authority, including under the Paycheck Protection Program.

(f)Receivables; Inventory.
(i)All of the trade receivables and notes receivable which are reflected on the Interim Financial Statements, or which arose subsequent to the date of the Interim Financial Statements, arose out of bona fide, arms-length transactions and are, in all material respects, properly reflected in the Financial Statements in accordance with GAAP. To Seller’s Knowledge, all such receivables are good and collectible (or have been collected) in the Ordinary Course of Business in accordance with their terms, and at the aggregate recorded amounts thereof, using normal collection practices, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Acquired Companies in the Ordinary Course of Business. No such receivable is or was subject to any rebate, discount, counterclaim, dispute or set off, and the Acquired Companies have not issued any credits or credit memos in respect thereof.
(ii)All inventory of the Acquired Companies consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Interim Financial Statements in accordance with GAAP. All inventories not written off have been priced at a rolling weighted-average cost basis.
(g)Equipment. The furniture, fixtures, equipment (including office equipment), computer hardware and all other tangible personal property owned or leased by the Acquired Companies or utilized in the Business (collectively, the “Equipment”), in each case, in all material respects, (i) are in good working order, operating condition and state of repair (normal wear and tear excepted), (ii) have been maintained in accordance with normal industry practice, (iii) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Law for the use thereof and (iv) constitute all tangible personal property necessary in order for the Acquired Companies to conduct the Business as presently conducted.
(h)Title to Assets; Sufficiency of Assets. The Acquired Companies have good and marketable title to, or have a valid leasehold interest in, all tangible assets necessary for the conduct of the Business as presently conducted, free and clear of any Claims (other than Permitted Claims). Except as set forth in Schedule 2.2(h), no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Acquired Companies’ assets has been recorded, filed, executed or delivered. Except as provided in the Transition Services Agreement, after giving effect to the Solulink Transfer, the Acquired Companies own, lease or have the legal right to use all rights, properties and assets sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted as of the date hereof, and such rights, properties and assets constitute all of the rights, properties and assets necessary for the conduct of the Business as presently conducted. No Seller or any Related Party owns or has an interest in or to any asset used in the Business, except as contemplated by the Transition Services Agreement.
(i)Insurance. All insurance policies which are owned by an Acquired Company or which name an Acquired Company as an insured and which pertain to the Business (the “Insurance Policies”) are in full force and effect, and no Acquired Company has received notice of termination or non-renewal of any Insurance Policies. Since July 1, 2018, no Acquired Company has received: (i) any notice of cancellation, termination or non-renewal of any Insurance Policy or refusal of coverage thereunder; (ii) any notice that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other written indication that the Insurance Policies are no longer in full force or effect or that the issuer of any Insurance Policy is no longer willing or able to perform its obligations thereunder. Since July 1, 2018, no Acquired Company has been advised of any adverse change in the Acquired Companies’ relationship with its insurers or in the premiums payable pursuant to the Insurance Policies. The Acquired Companies have complied in all material respects with each of such Insurance Policies and have not failed to give any notice or present any claim thereunder in respect of any currently pending or threatened claims against the Acquired Companies for which coverage is available under any such Insurance Policy in a due and timely manner. Schedule 2.2(i) sets forth a complete and accurate list of all Insurance Policies.
(j)Related Party Transactions. Schedule 2.2(j) sets forth a complete and accurate list of every direct or indirect business relationship (other than employment relationships in the Ordinary Course of Business) between any Acquired Company, on the one hand, and the officers, directors (or equivalent position), employees, managers, direct or indirect holders of Equity Securities (including Seller) of the Acquired Companies, or any Affiliate of any of the foregoing, on the other hand (each, a “Related Party”). Except as set forth in Schedule 2.2(j), no Related Party (or Affiliate of a Related Party) (other than the Acquired Companies) directly or indirectly: (i) owns any property or right, whether tangible or intangible, which is used by any Acquired Company; (ii) has any claim or cause of action against any Acquired Company; (iii) owes any money to any Acquired Company or is owed money from any Acquired Company; (iv) is a party to any contract or other arrangement, written or oral, with any Acquired Company; or (v) provides services or resources to any Acquired Company.
(k)Business Guarantees. Schedule 2.2(k) sets forth a true, complete and correct list of all Business Guarantees as of the date hereof.
(l)Conduct of Business. Except as set forth in Schedule 2.2(l), from June 30, 2021 until the date hereof, no Acquired Company has (and, with respect to clause (vi) or (viii), none of Seller or any of its Affiliates has, with respect to any Business Employee):

(i)sold or transferred, licensed exclusively or otherwise disposed of any of its material assets or property, except for sales of products or services, and cash applied in payment of liabilities, in the Ordinary Course of Business;
(ii)suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;
(iii)made or suffered any material change in the conduct or nature of the Business;
(iv)waived any right or canceled or compromised any debt or claim, other than in the Ordinary Course of Business;
(v)made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $100,000 in the aggregate;
(vi)(A) materially changed the terms of employment of any employee or terminated any employee with an annual compensation in excess of $100,000, (B) entered into, terminated, materially amended, established, materially modified or adopted any: (1) material Employee Plan (or any plan, agreement or arrangement that would be a material Employee Plan if in existence on the date hereof), other than as required by Law, (2) employment, compensation, severance, retention, change in control or other agreement with any current or former employee, officer, director, manager, independent contractor or consultant, (3) collective bargaining or other agreement with a union, in each case whether written or oral, or (4) loan to (or forgiveness of any loan to), or other written or oral agreement or arrangement with, any of the Acquired Companies’ equity holders or current or former managers, director, officers and employees, (C) granted any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Acquired Companies’ current or former employees, officers, managers, directors, independent contractors or consultants, except for increases in salary or wages in the Ordinary Course of Business for Business Employees whose annual compensation does not exceed $100,000 or as required pursuant to the terms of any Employee Plan as in effect on the date hereof or required by Law, (D) taken any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, director, independent contractor or consultant, (E) hired any employee with annual compensation in excess of $100,000, (F) modified the services of any employee who was not a Business Employee such that he or she became a Business Employee, or (G) modified the services of any Business Employee such that he or she ceased to be a Business Employee;

(vii)borrowed any money or issued any bonds, debentures, notes or other securities evidencing money borrowed;
(viii)made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered (and pursuant to a disclosed Employee Plan), or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses in accordance with the written reimbursement policies of the Acquired Companies that have been provided to Parent;
(ix)granted voluntary recognition to any labor union for purposes of collective bargaining;
(x)made any change in accounting methods or principles;
(xi)purchased any asset (whether or not in the Ordinary Course of Business) for a cost in excess of $50,000;
(xii)delayed the collection of any accounts or other receivables or the payment of any accounts or other payables, other than in the Ordinary Course of Business, or settled any dispute or litigation;
(xiii)incurred any Liabilities, except Liabilities incurred in the Ordinary Course of Business and Liabilities incurred in connection with or as a result of this Agreement and the transactions contemplated hereby;
(xiv)paid, declared or set aside any dividend or other distribution on it securities of any class or purchased, exchanged or redeemed any of its securities of any class;
(xv)prepared or filed any Tax Return materially inconsistent with past practice (other than as required by applicable Law) or, on any such Tax Return, taken any material position, made any material election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date) (other than as required by applicable Law), filed any amended Tax Return, settled or compromised any claim or dispute related to Taxes, entered into any closing Contract or similar Contract relating to Taxes, surrendered any right to claim a material Tax refund, offset or other reduction in Tax liability, or requested in writing any ruling or similar guidance with respect to Taxes;
(xvi)amended its Organizational Documents;

(xvii)paid, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with any current or former Related Party;
(xviii)acquired, or entered into any lease of, real property, except any renewals of existing leases in the Ordinary Course of Business;
(xix)opened, relocated or closed any office or other facility, or made any application for such an opening, relocation or closing;
(xx)modified, amended, terminated or permitted the lapse of any lease, or reciprocal easement agreement, operating agreement or other material Contract relating to, real property (except modifications or amendments associated with renewals of existing leases in the Ordinary Course of Business), including the Leases;
(xxi)amended, modified, or failed to renew any Contract with a Significant Direct Customer, Significant Distributor or Significant Supplier; or
(xxii)agreed to or entered into any commitment to effectuate any of the foregoing.
(m)Material Adverse Effect. Except as set forth in Schedule 2.2(m), from December 31, 2020 until the date hereof, no Acquired Company has suffered or, to Seller’s Knowledge, been threatened with, a Material Adverse Effect.
(n)Contracts.
(i)Schedule 2.2(n)(i) correctly and completely lists and describes all Material Contracts to which any Acquired Company is a party or bound as of the date hereof. All Material Contracts and all other contracts or instruments to which any Acquired Company is a party or is bound are in full force and binding upon such Acquired Company, and to Seller’s Knowledge, the other party thereto and no breach or default by such Acquired Company has occurred (or been alleged to have occurred) thereunder and, to Seller’s Knowledge, no breach or default by any other contracting party has occurred thereunder. To Seller’s Knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by any Acquired Company under any Material Contract or other Contract to which any Acquired Company is a party or is bound. Complete and accurate copies of all written Material Contracts (including any amendments, supplements or waivers thereto) have been delivered to Parent and complete and accurate descriptions of all other Material Contracts have been delivered in all material respects to Parent. “Material Contracts” means (other than any Employee Plan or Organizational Document) any written or oral:

(A)purchase orders and purchase contracts involving payment by the Acquired Companies in excess of $50,000 each;
(B)Contracts for capital expenditures in excess of $50,000 each;
(C)Contracts with any Significant Direct Customer, Significant Supplier or Significant Distributor;
(D)Contracts relating to the acquisition or disposition of a business (whether by merger, sale of stock, sale of a material amount of assets or otherwise) by any Acquired Company (including any Contracts relating to the Solulink Transfer);
(E)Contracts that include any right of first offer or right of first refusal in favor of the counterparty, or that restrict, or purport to restrict, or impose any material limitation on the operation of any Acquired Company or the Business, such as Contracts containing regarding non-solicitation or non-competition or that provide for “most favored nations” terms or establish exclusive sale or purchase obligations with respect to any product or service anywhere in the world;
(F)Contracts containing “requirements” provisions or other provisions obligating any Acquired Company to purchase or obtain a minimum or specified amount of any product or service from any Person;
(G)Contracts with respect to any Indebtedness;
(H)any employment, change in control, retention or other Contracts (other than offer letters entered into in the Ordinary Course of Business) with any employee, officer, director, manager, retiree, independent contractor, consultant or other similar service provider of any Acquired Company (including any Business Employee) providing for annual base cash compensation by any Acquired Company at or above $100,000;
(I)any Contract with any staffing agency, temporary employee agency, manpower agency, professional employer organization or similar company or service provider;
(J)severance, separation, or settlement Contracts under which any party has any potential, continuing or unsatisfied obligations in excess of $50,000;

(K)collective bargaining Contracts or any Contracts with any labor organization, union or similar association;
(L)Contracts providing for a material partnership, joint venture, strategic partnership or similar relationship or arrangement;
(M)agency, distribution, sales representatives or similar Contracts;
(N)the Leases;
(O)leases and subleases of personal property where the annual payments thereunder exceed $50,000 or which cannot be canceled by the Acquired Companies without payment or penalty upon notice of sixty (60) days or less;
(P)Contracts involving any resolution or settlement of any actual or threatened Proceeding;
(Q)Contracts or subcontracts with any Governmental Authority;
(R)Contracts with any Related Party (or Affiliate of a Related Party) (other than the Acquired Companies) other than those relating to employment arrangements or otherwise entered into in the Ordinary Course of Business;
(S)Contracts relating to any options, obligations or rights of first refusal or contractual rights to sell, lease (as a lessor) or acquire any real property;
(T)Contracts with any broker, investment banker, advisor or any other Person who is or may upon the occurrence of future events be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment; and
(U)all other Contracts to which any Acquired Company is a party or by which any Acquired Company or any of its assets is bound and which have a notice for termination period of more than six (6) months or obligate any party thereto to make an annual payment of more than $50,000 or total payments of more than $100,000 during the term of such Contract.
(ii)Neither the Acquired Companies nor, to Seller’s Knowledge, any of their direct or indirect holders of Equity Securities, directors, officers or employees has been suspended or debarred from contracting with, or bidding on Contracts with, any Governmental Authority; no such exclusion, suspension or debarment has been, to Seller’s Knowledge, initiated or threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such exclusion, suspension or debarment of any Acquired Company. No Acquired Company has been audited or investigated by any Governmental Authority and, to Seller’s Knowledge, no such audit or investigation has been threatened. There is no valid basis for (A) the exclusion, suspension or debarment of any Acquired Company from bidding on contracts or subcontracts with any Governmental Authority or (B) any claim pursuant to an audit or investigation by any Governmental Authority. No Acquired Company has any Contracts that require it to obtain or maintain a security clearance with any Governmental Authority.
(iii)No Acquired Company is, nor has any Acquired Company been, a party to or bound by any Contract that was entered into based on such Acquired Company’s ability to qualify as a small business under Law (or similar qualification, including under 13 C.F.R. 121.201 or any similar provision under Law) (“Small Business Status”), whether or not such Contract was entered into with a Governmental Authority and whether or not such Contract was designated as a set aside for entities with Small Business Status. Schedule 2.2(n)(iii) correctly and completely lists any Contract that any Acquired Company is, or within the last twenty-four (24) months was, a party to or bound by, where such Acquired Company was designated as having Small Business Status.
(o)Permits. Schedule 2.2(o) includes a true and complete list of every material license, permit, clearance, exemption, waiver, authorization, registration, accreditation, certification, and approval applied for, pending by, issued, given or licensed to or on behalf of the Acquired Companies, which is in effect or has been applied for or is pending (collectively, the “Permits”). All such Permits are in full force and effect in all material respects, and there are no defaults thereunder or Proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, and all information submitted to the applicable Governmental Authority in order to obtain each Permit was true, accurate and correct when submitted. The Acquired Companies are and have been in material compliance with, and the Business has been conducted in accordance with, all terms and conditions of each Permit, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that permits or, after notice or lapse of time or both, would permit, revocation, suspension, modification, termination, or nonrenewal of any such Permit, or that might adversely affect the rights of the Acquired Companies under any such Permit. The Permits constitute all licenses, permits, franchises, privileges, variances, immunities, clearances, exemptions, authorizations, registrations, accreditations, certifications, pre-qualification, security clearance, approvals and agreements which are required in order for the Acquired Companies to conduct the Business. Complete and accurate copies of all Permits (including any amendments or supplements thereto) have previously been delivered to Parent.
(p)Compensation and Benefits.
(i)Schedule 2.2(p)(i) includes a true and complete list of each material Employee Plan and identifies each Employee Plan that is sponsored solely by any of the Acquired Companies or, in the case of an Employee Plan that is an individual agreement, to which any Acquired Company is a party (each, a “Company Plan”). For purposes of this Agreement, the term “Employee Plan” means each written or unwritten (A) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, and (B) other employee benefit or compensation plan, practice, policy, agreement or arrangement, including any bonus, compensation, commission, deferred compensation, stock purchase, stock option, stock appreciation, equity, phantom equity or other equity-based, severance, separation, retention, salary continuation, vacation, holiday, paid time off, sick leave, fringe benefit, incentive, employment, individual consulting, individual independent contractor, change in control, welfare or similar plan, practice, policy, agreement or arrangement, whether or not subject to ERISA, in each case which is maintained, administered or contributed to by the Acquired Companies, which provides benefits to current or former employees or individual service providers to the Acquired Companies (including the Business Employees) in their capacity as such, or in which current or former employees or individual service providers to the Acquired Companies (including the Business Employees) participate in their capacity as such, or with respect to which any Acquired Company is a party or has any liability (including contingent liability). No Company Plan is intended to be qualified under Section 401(a) of the Code. Except with respect to the benefits provided under the Company’s insurance policy with Kaiser Permanente or one of its affiliates, no Company Plan is subject to ERISA.
(ii)All Employee Plans comply in all material respects with and are and have been maintained and operated in all material respects in accordance with their respective terms and with each applicable provision of ERISA, the Code and all other applicable Laws, including all filing and disclosure requirements imposed on the plan sponsor thereunder and all requirements regarding the payment of contributions, premiums, benefits, distributions and administrative expenses. Each Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the Internal Revenue Service (“IRS”) and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to adversely affect the qualified status of any such

Employee Plan. No Acquired Company has any liability under Section 4972, 4974, 4977, 4979, 4980C, 4980D and 4980G of the Code.
(iii)With respect to each material Employee Plan (to the extent reasonably available), the Acquired Companies have made available to Parent true, current and complete copies of, as applicable (A) the most recent summary plan description and all summaries of material modifications thereto, and (B) most recent determination, advisory or opinion letter issued by the IRS. With respect to each Company Plan, the Acquired Companies have made available to Parent true, current and complete copies of, as applicable (1) the plan document (or in the case of any unwritten Company Plan, a description of the material terms and conditions thereof), (2) the most recent summary plan description and all summaries of material modifications thereto, (3) the insurance contracts and policies, and (4) all material correspondence provided to or received from a Governmental Authority in the last three years.
(iv)None of Seller or any Acquired Company has any obligation or liability (including contingent liability) (including on account of an ERISA Affiliate) under, and no Employee Plan is, (A) a plan which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or (C) a single-employer plan (as defined in Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code. The Acquired Companies do not participate in, and have no liability with respect to, a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA or a voluntary employee beneficiary association within the meaning of Section 501(c)(9) of the Code. There are no pending or, to Seller’s Knowledge, threatened claims against or otherwise involving any Employee Plan (other than routine claims for benefits), and there are no pending or, to Seller’s Knowledge, threatened Proceedings by the IRS, United States Department of Labor or other Governmental Authority with respect to any Employee Plan, and there are to Seller’s Knowledge not any facts or circumstances that could reasonably be expected to give rise to any liability in the event of any such claim or Proceeding, in each case except as would not result in material liability to an Acquired Company.
(v)No Employee Plan provides or has any obligation to provide disability benefits (other than with respect to continuing disability payments covered by an insurance policy with respect to a disability that commences during an individual’s employment) or medical, life insurance or other non-severance welfare benefits to any individual following his or her termination of employment with an Acquired Company (other than beneficiaries and dependents of active employees or as required under Section 4980B of the Code or similar Law). None of the Acquired Companies have any material liability (including on account of an ERISA Affiliate) on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or under Sections 4980B of the Code. The Acquired Companies have complied, in all material respects, with the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 and the security requirements of the Health Insurance Portability and Accountability Act of 1996.
(vi)Each Employee Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code and all applicable guidance thereunder. No current or former Business Employee is entitled to receive any additional payments (including any “gross up” or similar payment) as a result of the imposition of any Tax under Section 409A or 4999 of the Code.
(vii)Except as set forth on Schedule 2.2(p)(vii), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will or could reasonably be expected to (A) entitle any current or former director, officer, employee or consultant of the Acquired Companies or any current or former Business Employee to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation; (B) result in the acceleration of payment, funding or vesting under any Employee Plan; (C) result in any increase in benefits payable under any Employee Plan; or (D) result in any Business Employee forfeiting any accrued compensation or benefits.
(q)Employees.
(i)No Acquired Company is a party to or bound by any collective bargaining Contract, other labor-related Contract, work rules or practice, or arbitration award with any labor union or any other similar organization. With respect to the Acquired Companies or any current or former employees of the Acquired Companies, there is not now, nor has there been in the past three years, any: (A) material unfair labor practice charge or employee grievance pending or, to Seller’s Knowledge, threatened; (B) union request or demand for negotiations, recognition or representation made to an Acquired Company, or, to Seller’s Knowledge, labor-related organizational effort or election activities; (C) labor strike, organized work disruption, slowdown, stoppage, picketing, organized interruption of work, lockout, or other material dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; or (D) material labor grievance or arbitration Proceeding arising out of or under any collective bargaining Contract.

(ii)To Seller’s Knowledge, no employee of any Acquired Company with an annual compensation in excess of $100,000 has given or received notice of termination of such employee’s employment or has entered into a termination agreement with any Acquired Company or has received or made an offer of such an agreement.
(iii)For the past three years, each of the Acquired Companies have in all material respects timely paid or accrued, and are not and have not been liable for any delinquency or failure to pay, any and all salaries, wages, bonus, sales commission, vacation and sick pay, profit sharing obligations, other compensation amounts, and Taxes and penalties (if any) due and owing to or with respect to their current and former employees.
(iv)Each Person classified or treated by the Acquired Companies as an independent contractor or otherwise as a non-employee has been for the past three years properly classified pursuant to applicable Law as such. For the past three years, all employees of the Acquired Companies have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar applicable state law, and overtime has been properly recorded and paid for all Acquired Company employees classified as non-exempt for the past three years.
(v)The Acquired Companies have made available a true and complete list of each Business Employee as of the date of such list, and such list correctly reflects the following information in all material respects for each such Person: employing entity, work location (including whether such location is a home office or Acquired Company office), employment status (including whether active or on leave, type of leave (e.g., military, medical, unpaid personal) and, as applicable, expected return-to-work date), annual salary or hourly rate, as applicable, hire date, position or job title, full- or part-time status, classification as exempt or non-exempt for overtime purposes. Except as set forth on Schedule 2.2(q)(v), no employee of Seller or its Affiliates who provides services primarily related to the Business is employed by Seller or any of its Affiliates other than an Acquired Company. No Acquired Company employs any individual who does not provide services primarily related to the Business.
(vi)Except as set forth on Schedule 2.2(q)(vi), in the past three years, no material allegations of harassment, discrimination or misconduct have been made against any (A) officer, manager, director or direct or indirect holder of Equity Securities of any Acquired Company, or (B) any employee of any Acquired Company who, directly or indirectly, supervises or has managerial authority over other employees or service providers of any Acquired Company. In the past three (3) years, no Acquired Company has entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by a director, senior manager, officer, or senior level executive of any Acquired Company.
(vii)For the last three years, the Acquired Companies have properly completed and retained in all material respects a Form I-9 with respect to each of its current and past employees. In the past three years, neither the Acquired Companies nor Seller have been the subject of an immigration-related audit nor have the Acquired Companies been the subject of an immigration-related Proceeding from the United States Department of Homeland Security, including Immigration and Customs Enforcement, (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement Proceeding.
(viii)The Acquired Companies are, and for the past three years have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, equal pay, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, employee leave issues, employment policies, work authorization, terms and conditions of employment, collective bargaining, labor or employee relations, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, reasonable accommodations, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment (including sexual harassment), discrimination, retaliation, and occupational safety and health.
(ix)There are no currently pending actions, suits, claims (oral or written), charges, complaints, grievances, arbitrations, investigations or other legal Proceedings against any Acquired Company, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Person or any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other service provider of any Acquired Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws. In the last three (3) years, the Acquired Companies have not taken any action that would require notification of any current or former employees of the Acquired Companies pursuant to the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended and all similar state or local Laws (collectively, the “WARN Act”) or that would cause any Acquired Company to have any unsatisfied liability thereunder. In the last three

(3) years, the Acquired Companies have not experienced or effected any “plant closing” or “mass layoff”, each as defined in the WARN Act.
(r)Taxes. Except as set forth on Schedule 2.2(r), (i) all Taxes (whether or not shown on any Tax Return) for which any Acquired Company is liable have been timely paid (taking into account any applicable extensions); (ii) all Tax Returns required to have been filed by or with respect to any Acquired Company have been timely filed (taking into account any applicable extensions); (iii) all such Tax Returns are complete and accurate in all material respects; (iv) no extension of time within which to file any such Tax Return is in effect (other than automatic extensions); (v) no waiver of any statute of limitations relating to Taxes for which any Acquired Company may be liable is in effect, and no written request for such a waiver is outstanding; (vi); there is no action, suit, investigation, audit, claim or assessment by a Governmental Authority pending or proposed or threatened in writing with respect to Taxes for which any Acquired Company may be liable; (vii) in the last three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where an Acquired Company has not paid a particular type of Tax or filed a particular type of Tax Return asserting that such Acquired Company is or may be required to pay such type of Tax or file such type of Tax Return in such jurisdiction; (viii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) the charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the books of the Acquired Companies (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Acquired Companies have recorded items on their respective books, and since the end of the last period for which the Acquired Companies have recorded items on their respective books, the Acquired Companies have not incurred any Tax liability other than in the ordinary course of business; (x) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Acquired Company may be liable that could affect any Acquired Company’s liability for Taxes for any taxable period ending after the Closing Date; (xi) no Acquired Company will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other Tax benefit, in each case in any taxable period (or portion thereof) ending after the Closing Date, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount (other than in the Ordinary Course of Business), in each case prior to Closing, or as a result of any election under Section 965(h) of the Code; (xii) no election made by any Acquired Company prior to the Closing under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction of any Acquired Company in any period ending after the Closing Date; (xiii) all Tax sharing arrangements and Tax indemnity arrangements relating to any Acquired Company (other than this Agreement, any agreement or arrangement entered into in the ordinary course of business and not primarily concerning Taxes or any agreement to which only the Acquired Companies are party) will terminate prior to the Closing Date and no Acquired Company will have any liability thereunder on or after the Closing Date; (xiv) there are no liens for Taxes upon the assets of the Acquired Companies except liens not yet due and payable; (xv) all Taxes which any Acquired Company is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority; (xvi) no Acquired Company has been a member of any Affiliated Group (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) other than a group the common parent of which is Seller; (xvii) no Acquired Company has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or by Contract or otherwise (other than as a result of being a member of Seller’s affiliated group); (xviii) no Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which any Acquired Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law; (xix) any powers of attorney granted by any Acquired Company prior to the Closing relating to Taxes (other than powers of attorney granted in connection with the Voluntary Disclosure Filings) will terminate and be of no effect following the Closing; (xx) during the last three (3) years, no Acquired Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xxi) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”); (xxii) no Acquired Company has any permanent establishment or dependent agent outside their respective jurisdiction of incorporation; (xxiii) no election under Treasury Regulation § 301.7701-3 with respect to the federal income tax classification of any Acquired Company has been made; (xxiv) no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code and no Person is entitled to receive any additional payments from any Acquired Company as a result of the imposition of any additional payments (including any “gross-up” or similar payment) from any Acquired Company as a result of the imposition of any Tax under Section 4999 of the Code; (xxv) the Acquired Companies have complied in all material respects with all Tax relevant transfer pricing documentation as required under applicable Tax Laws; and (xxvi) notwithstanding anything herein to the contrary, no attributes of any Acquired Company will be reduced or reattributed pursuant to Treasury Regulation § 1.1502-36. Other than the representation in clause (xxvi) of this Section 2.2(r), no representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of the Acquired Companies in any Tax period or portion thereof beginning after the Closing Date.
(s)Litigation. There is no Proceeding or other compliance or enforcement action before any commission or other Governmental Authority pending, or, to Seller’s Knowledge, threatened, (i) against any Acquired Company or its directors, managers, officers, employees or direct or indirect holders of Equity Securities, (ii) with respect to or affecting any Acquired Company’s operations, business, employees (in their capacity as such), or financial condition or (iii) related to the consummation of the transactions contemplated hereby. Schedule 2.2(s) contains a complete and accurate list and description (and any settlement terms) of all Proceedings filed since July 1, 2018, or, to Seller’s Knowledge, threatened in the last twelve (12) months: (A) by or against any Acquired Company, or by or against any Acquired Company’s directors, managers, officers, employees, or direct or indirect holders of Equity Securities, in each case, in their capacities as such, (B) with respect to or affecting any Acquired Company’s operations, business, employees (in their capacity as such), or financial condition or prospects, or (C) related to the consummation of the transactions contemplated hereby.
(t)Laws. Neither Seller (with respect to the Business) nor any Acquired Company is a party to, or bound by, any Order (or Contract entered into in any Proceeding) with respect to its properties, assets, personnel or business activities. None of Seller (with respect to the Business), any Acquired Company or any Acquired Company’s officers, directors, managers, employees (in each case in their capacities as such), or to Seller’s Knowledge, agents or contractors, are, or have been, in the last five (5) years, in violation of, or delinquent or non-compliant in respect of, any applicable Law, including, but not limited to, Laws relating to equal employment opportunities, fair employment practices (including with respect to non-discrimination, retaliation and harassment), affirmative action requirements, unfair labor practices, labor relations, terms and conditions of employment, classification of employees and independent contractors, occupational health and safety, wages and hours, overtime and exemptions therefrom, leaves, disabilities, payment of commissions, facility closings and layoffs, whistleblowing, immigration, safety and health, workers’ compensation, privacy and confidentiality, data security, the collection and payment of withholding social security or similar Taxes, and zoning ordinances and building codes. No Acquired Company has received any written notice from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any applicable Law or any other Proceeding. Each Contract and other financial arrangement and relationship entered into by any Acquired Company with any customer, vendor, supplier, employee, licensor and contractor is in compliance with all Laws. No Acquired Company nor any of their products is subject to regulation by the United States Food and Drug Administration (or any successor agency or authority having substantially the same function).

(u)International Trade Matters. None of Seller, any Acquired Company or any director, officer, employee, nor to Seller’s Knowledge, any agent or Affiliate of any Acquired Company is a Person that is, or is owned or controlled by Persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, or other applicable sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, and Syria. Each Acquired Company is and has been in compliance with U.S. and other applicable Sanctions, export and import controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury, and the U.S. Department of State (collectively, “Export Controls”), customs Laws, anti-boycott Laws, anti-terrorism Laws, and related measures, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of Treasury. There is not currently and for the past five (5) years there has not been any disclosure, internal investigation or Proceeding, including those pending or threatened, involving either any Acquired Company or any of its directors, managers, officers or employees related to any of the foregoing, and there are no facts or circumstances that would reasonably be expected to form the basis for any such or Proceedings.
(v)Real Estate.
(i)Schedule 2.2(v)(i) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (A) the Acquired Companies have good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Claims, except Permitted Claims, (B) except as set forth in Schedule 2.2(v)(i), no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease such Owned Real Property or any portion thereof or interest therein. No Acquired Company is a party to any agreement or option to purchase any real property or interest therein.
(ii)No Acquired Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. Except as set forth on Schedule 2.2(v)(ii) (such premises, the “Leased Premises”), no Acquired Company leases, subleases, licenses or occupies any real property. The Leased Premises are leased, subleased, licensed to or occupied by the Acquired Companies pursuant to each lease, sublease, license or occupancy agreement set forth on Schedule 2.2(v)(ii), a true and complete copy of which, including all amendments thereto, has been delivered to Parent (each a “Lease” and collectively, the “Leases”). Each Lease is in full force and effect. The Acquired Companies and, to Seller’s Knowledge, the landlord, and other third parties are in compliance with each Lease, and no default by any Acquired Company (or to Seller’s Knowledge, the landlord or any other third party) exists under any Lease, nor to Seller’s Knowledge does any condition exist that, with the giving of notice or the passage of time or both would constitute a default under any Lease. The Acquired Companies have the right to use all of the Leased Premises for the full term of each Lease (and any renewal options) relating thereto. The Acquired Companies have valid leasehold interests in the Leased Premises, free and clear of all Claims, other than Permitted Claims. The Acquired Companies have not assigned, transferred or pledged any interest in any Lease.
(iii)The Leased Premises and Owned Real Property: (A) are not in possession of any adverse possessors; (B) are not subject to any leases or tenancies of any kind (except for the Leases and the leases set forth on Schedule 2.2(v)(ii)); (C) are used in a manner which is consistent with and permitted by applicable zoning ordinances and other Laws or regulations without special use approvals or permits and are not classified as a non-conforming use; (D) are, and have been, since the date of possession and use by the Acquired Companies, in the peaceful possession of the Acquired Companies; (E) are served by all water, sewer, electrical, telephone, drainage and other utilities required for the Acquired Companies’ operations; (F) require no work or improvements to bring into compliance with any Law; (G) are in good condition and repair (ordinary wear and tear expected) and suitable and adequate for continued use in the manner in which they are currently used; and (H) do not require material expenditures to be made for the repair, replacement or maintenance of any improvements. To Seller’s Knowledge, there is no Proceeding pending, threatened or contemplated relating to the Leased Premises or Owned Real Property. There is no violation in any material respect of any recorded restriction, condition or agreement affecting the Leased Premises or Owned Real Property. No Acquired Company has received notice of, and there does not exist, and the present uses, occupancies and operations will not result in a, violation of, any zoning, building, fire or similar Law, ordinance, Order, directive or regulation respecting the Leased Premises, Owned Real Property or any part thereof. There has been no damage or loss to the Leased Premises or Owned Real Property by any fire or other casualty, any act of God or any hazard prior to the date hereof. No Acquired Company has received any notice of proposed increases in real estate tax assessments for the Leased Premises or Owned Real Property. To Seller’s Knowledge, there are no options, rights of first offer or rights of first refusal to purchase or lease any of the Leased Premises or any portion thereof or interest therein.
(w)Environmental Matters. Except as set forth on Schedule 2.2(w):
(i)The Acquired Companies are, and have been for the past five (5) years, in compliance in all material respects with all Environmental Laws.

(ii)The Acquired Companies have obtained, possess and are, and for the past five (5) years have been, in compliance in all material respects with all Environmental Permits required for the Leased Premises and Owned Real Property and the operation of the business of the Acquired Companies, all such Environmental Permits are valid and in full force and effect, and there are no Proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permit.
(iii)No Acquired Company has received any written notice of any claim, demand, complaint or Order, and there is no Proceeding pending, or to Seller’s Knowledge, threatened, alleging any material violation of, or material Liability under any Environmental Laws.
(iv)There has been no Release or threatened Release of any Hazardous Material by any Acquired Company, or to Seller’s Knowledge, any other Person, at, in, under, from, or on (A) the Leased Premises or Owned Real Property, (B) any property formerly owned, leased or operated by any Acquired Company during the ownership or tenancy of or possession or use by such Acquired Company thereof, or (C) at any off-site location to which Hazardous Materials generated by any Acquired Company were sent for treatment, recycling, storage or disposal, in each case, in a manner that could reasonably be expected to result in material Liability to the Acquired Companies.
(v)No Acquired Company has assumed by Contract any material Liability of any third party arising under or related to any Environmental Law or Environmental Permit.
(vi)Seller has made available to Parent copies of all material environmental reports and site assessments related to the Business, the Leased Premises, the Owned Real Property or any property formerly owned, leased or operated by Acquired Companies that are in the possession or reasonable control of the Acquired Companies or Seller.
(x)Intellectual Property.
(i)Schedule 2.2(x)(i) contains an accurate and complete list of all Company Registered Intellectual Property, specifying as to each (i) the ownership thereof (including any other Person who possesses any ownership interest therein), (ii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending, (iii) any applicable registration, certificate or application number(s), and (iv) for each internet domain name registration, the applicable domain name registrar, the expiration date for the registration, and the name of the registrant.  All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property that is material to the Business have been timely paid to, and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been timely filed with, the relevant patent, copyright, trademark or other authorities or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.
(ii)Schedule 2.2(x)(ii)(A) contains an accurate and complete list of all licenses, sublicenses, and other Contracts pursuant to which any other Person is authorized to use any Owned Company Intellectual Property (each of the foregoing, whether or not listed on such schedule, collectively, “Outbound Licenses”) other than (1) materials transfer Contracts for the evaluation of Acquired Company materials entered into in the Ordinary Course of Business, (2) any Contract for the supply by an Acquired Company to customers of assays or other laboratory consumables entered into in the Ordinary Course of Business, and (3) Contracts containing non-exclusive licenses or rights to use Owned Company Intellectual Property (other than Patents) granted by an Acquired Company to a customer, supplier, service provider, distributor or reseller in connection with its distribution, sale or resale of Acquired Company products in the Ordinary Course of Business. No Acquired Company is a party to a Contract pursuant to which any other Person is authorized to use any Owned Company Intellectual Property on an exclusive basis or is granted any right or option to or for a covenant not to sue, assert or enforce, immunity, or a similar right with respect to Owned Company Intellectual Property. Schedule 2.2(x)(ii)(B) contains an accurate and complete list of all licenses, sublicenses, and other Contracts pursuant to which any Acquired Company is authorized to use any Intellectual Property Rights owned by any other Person (each of the foregoing, whether or not listed on such schedule, collectively, “Inbound Licenses”), other than (1) licenses to publicly available off-the-shelf commercial software licensed on a non-exclusive basis under standard terms by an Acquired Company from third parties in the Ordinary Course of Business for an annual license fee of $100,000 or less, (2) Contracts between the Acquired Company and its employees in the Acquired Companies’ standard form employment agreement containing any assignment, transfer or license of Intellectual Property Rights (each, a “Company Standard Employment Agreement”), (3) materials evaluation Contracts entered into in the Ordinary Course of Business under which one of the Acquired Companies receives the right to receive or evaluate materials or other items, (4) nonexclusive licenses or rights to use granted by suppliers or services providers in the Ordinary Course of Business for an annual contract fee of less than $100,000, and (5) any Contract for the purchase by any Acquired Company of assays or other laboratory consumables in the Ordinary Course of Business. All Company Intellectual Property licensed pursuant to an Inbound License is referred to herein as “Licensed Company Intellectual Property”. The Acquired Companies have made available to Parent accurate and complete copies of each material Inbound License and material Outbound License, in each case, as amended or otherwise modified and in effect. All material Inbound Licenses and Outbound Licenses are in full force and binding upon the Acquired Companies and to Seller’s Knowledge, the other party thereto, and no breach or default by any of the Acquired Companies has occurred (or been alleged to have occurred) thereunder and, to Seller’s Knowledge, no breach or default by any other contracting party has occurred thereunder. To Seller’s Knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by any Acquired Company under any material Inbound License or material Outbound License, in any material respect.
(iii)Each item of Owned Company Intellectual Property is solely and exclusively owned by the Acquired Companies free and clear of Claims, and each item of Licensed Company Intellectual Property that is material to the Acquired Companies is duly and validly licensed to the Acquired Companies under an enforceable written Contract for use in the manner currently used by the Acquired Companies in the conduct of their Business, as used by the Acquired Companies prior to Closing.  The Acquired Companies own or otherwise have a valid and enforceable license to use all Intellectual Property Rights necessary for the conduct of the Business as currently conducted. The Acquired Companies have the sole and exclusive right to bring actions for infringement, unauthorized use, or misappropriation of the Owned Company Intellectual Property.
(iv)No funding, facilities or personnel of any Governmental Authority or any bi-national fund, university, educational, military or medical institution were received, used or took part, to develop, research, exploit or create any Owned Company Intellectual Property.
(v)The Acquired Companies and the operation of the Business as conducted for the prior three (3) years do not: (A) infringe (directly, indirectly, contributorily, vicariously, by inducement or otherwise) or misappropriate (directly, indirectly, contributorily, vicariously, by inducement or otherwise) any Intellectual Property Rights of any other Person; (B) violate any right of any other Person (including any right to privacy or publicity) in any material respect; (C) defame any other Person in any material respect; or (D) engage in or constitute unfair competition or trade practices under the laws of any jurisdiction in any material respect.  In the three (3) year period prior to the date hereof, there have been no Proceedings pending against any of the Acquired Companies and none of the Acquired Companies have received during such period any written (or to Seller’s Knowledge, oral) notice or Claim from any other Person: (1) asserting any ownership interest in any Owned Company Intellectual Property; (2) of any actual or alleged infringement, misappropriation or unauthorized use or disclosure by the Acquired Companies of any Intellectual Property Rights, defamation of any other Person, violation of any right of any other Person (including any right to privacy or publicity), or violation of any unfair competition or trade practice Law by the Acquired Companies or any other aspect of the Business as conducted for the prior three (3) years; or (3) suggesting or inviting the Acquired Companies to take a license or otherwise obtain the right to use any Intellectual Property Rights in connection with the Business as conducted for the prior three (3) years.  There are no Proceedings, whether pending or threatened against any other Person alleging infringement, misappropriation, dilution, unauthorized disclosure or other violation of any Company Intellectual Property and, to Seller’s Knowledge, no other Person is infringing (directly, indirectly, contributorily, vicariously, by inducement or otherwise), misappropriating (directly, indirectly, contributorily, vicariously, by inducement or otherwise), using or disclosing in an unauthorized manner any Owned Company Intellectual Property.
(vi)All Company Registered Intellectual Property is valid, subsisting, and enforceable in all material respects, and has not been cancelled or abandoned. To Seller’s Knowledge, there are no set of any facts, circumstances or information that (A) would render any material Owned Company Intellectual Property invalid or unenforceable, or (B) would adversely affect any pending application for any material Company Registered Intellectual Property.
(vii)No Owned Company Intellectual Property is subject to any outstanding Order or settlement agreement that (A) may restrict in any manner the use, transfer or licensing thereof by the Acquired Companies, (B) may affect its validity or enforceability, or (C) may require the Acquired Companies to grant to any other Person any license, immunity or other right with respect to any Company Intellectual Property.  The Acquired Companies have not received any notices relating to any threat to pursue any such outstanding Proceeding or Order.
(viii)To Seller’s Knowledge, any disclosures to any other Person of Confidential Information of the Business have been pursuant to executed and binding written confidentiality agreements that contain commercially reasonable and industry standard terms of confidentiality. All current and former employees, independent contractors and consultants of the Acquired Companies who contributed to the discovery, creation, or development of Owned Company Intellectual Property have transferred all rights, title and interest in such Owned Company Intellectual Property to the Acquired Companies.  Without limiting the generality of the foregoing, no current or former employee, independent contractor or consultant of any Acquired Company has any right, title or interest in respect of the Owned Company Intellectual Property. No Acquired Company is, and to Seller’s Knowledge, no other party to any agreement or assignment described in this Section 2.2(x)(viii) is, in breach or violation of, or default under, or has repudiated any provision thereof.

(ix)The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce rights in their Trade Secrets and other Confidential Information, including maintaining policies requiring all employees, consultants and independent contractors with access to Trade Secrets or Confidential Information that is material to the Acquired Companies and who are not otherwise subject to a binding duty of confidentiality to agree to preserve such Trade Secrets and other Confidential Information of the Acquired Companies.
(x)Except as set forth in the Transition Services Agreement, neither the execution, delivery and performance of this Agreement or Seller’s Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will, with or without notice or the lapse of time or both:  (A) breach any agreement governing any material Company Intellectual Property; (B) cause any loss of, or forfeiture or termination of (or give rise to a right of forfeiture or termination of), any material Company Intellectual Property; (C) in any way impair the right to use, or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of, any material Owned Company Intellectual Property; or (D) except as set forth in the Transition Services Agreement, result in any other Person receiving (or give any other Person the right or option to modify or terminate) any right or option to a license, covenant not to sue, immunity or other rights with respect to any material Owned Company Intellectual Property, or result in the Acquired Companies not having any such rights to the same extent as they would had such execution, delivery, performance or consummations not taken place.
(xi)No Acquired Company is or has ever been a member of, or contributor to, any industry standards body or similar organization that could compel it to grant or offer to any Person any license or right to Owned Company Intellectual Property that is material to the Acquired Companies or otherwise materially impair any Acquired Company’s control of any Owned Company Intellectual Property.
(y)Privacy; IT Systems and Cybersecurity.
(i)The Acquired Companies have established commercially reasonable policies and procedures relative to the sensitivity of the Company Data and Personal Data, and in accordance reasonable industry standards, with respect to the security of Personal Data, and there have been no material violations of such policies and procedures. The Acquired Companies have assessed and tested such policies and procedures; remediated all critical and material risks and vulnerabilities; and such policies and procedures have proven sufficient and compliant with Privacy Requirements in all material respects. The IT Systems currently used by the Acquired Companies are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the Business in all material respects. All Company Data will continue to be available for Processing by the Acquired Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
(ii)The Acquired Companies and, to Seller’s Knowledge, with respect to the Processing of Company Data, its Data Processors, comply and have complied during the past three (3) years with Company Privacy Policies and the Privacy Requirements in all material respects. No Acquired Company has sold (as defined by the California Consumer Privacy Act of 2018), and no Acquired Company sells, any Personal Data to Persons or other third parties. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy Requirements or Company Privacy Policies in any material respect. Where an Acquired Company uses a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties, or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Acquired Companies’ compliance with Privacy Requirements in all material respects.
(iii)None of the Acquired Companies and, none of their Data Processors (when in connection with the Processing of Personal Data, any Company Data or IT Systems) (A) have suffered in the last three (3) years or are suffering a Security Incident, (B) have been in the last three (3) years or are required to notify any Person or Governmental Authority of any Security Incident, or (C) have been in the last three (3) years or are adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. No Acquired Company has directly or indirectly (such as through a third party acting at the direction of such Acquired Company) paid any perpetrator of any actual or threatened Security Incident or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack. No Acquired Company has received a written notice (including any enforcement notice), letter or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and no Acquired Company has been subject to any Proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Acquired Companies’ Processing of Personal Data. No Acquired Company transfers or shares Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies in all material respects. The Acquired Companies maintain, and have in the past three (3) years maintained, cyber liability insurance with reasonable coverage limits.

(z)Key Relationships. Seller has no Knowledge (i) of any intention or indication by any Significant Direct Customer, Significant Supplier or Significant Distributor that such counterparty intends to (A) terminate its direct or indirect business relationship with any Acquired Company, (B) not renew such relationship or issue a request for proposal for future business, or (C) otherwise limit or alter its business relationship with any Acquired Company in any material respect or (ii) that any Significant Direct Customer, Significant Supplier or Significant Distributor temporarily or permanently shut down, is insolvent or intends to liquidate, dissolve, seek an assignment for the benefit of creditors, appoint a receiver, or voluntarily or involuntarily file or initiate bankruptcy proceedings. Schedule 2.2(z) lists each Significant Direct Customer, Significant Supplier and Significant Distributor and details the aggregate dollar value of the total amount for each such Person, for each of the fiscal years ended December 31, 2019 and December 31, 2020 and the six (6) month period ended June 30, 2021, of payments received from each such Significant Direct Customer, payments paid to each such Significant Supplier and commissionable transactions generated by each such Significant Distributor, respectively. “Significant Direct Customer” means any of the top twenty (20) customers (other than distributors or resellers) of the Acquired Companies measured in terms of goods sold for each of the fiscal years ended December 31, 2019 and December 31, 2020 and the six (6) month period ended June 30, 2021. “Significant Supplier” means any of the top ten (10) largest suppliers of the Acquired Companies measured in terms of services sold for each of the fiscal years ended December 31, 2019 and December 31, 2020 and the six (6) month period ended June 30, 2021. “Significant Distributor” means any of the top twenty (20) distributors or resellers of the Acquired Companies measured in terms of commissionable transactions generated for each of the fiscal years ended December 31, 2019 and December 31, 2020 and the six (6) month period ended June 30, 2021.
(aa)Product Liability; Product Warranties.
(i)Each product designed, manufactured, distributed, marketed, sold, installed, maintained, or delivered by any Acquired Company has been in conformity with all applicable product specifications and all applicable Laws. To Seller’s Knowledge, no Acquired Company has any liability for replacement of any such products or other damages in connection therewith or any other customer or product obligations. To Seller’s Knowledge, none of the Acquired Companies’ suppliers, vendors, licensees or franchisees has made, is planning to make, or has been required to make any recall or withdrawal of a product designed, manufactured, distributed, marketed, sold, installed, maintained, or delivered by any Acquired Company.
(ii)The Acquired Companies are not, and during the three (3) year period immediately prior to the date hereof have not been, subject to any pending or threatened claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, distributed, marketed, sold, installed, maintained, or delivered by or on behalf of any Acquired Company. No Acquired Company has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) for any product owned, developed, designed, manufactured, distributed, marketed, sold, installed, maintained, or delivered by or on behalf of any Acquired Company. There are no claims pending or, to Seller’s Knowledge, threatened against any Acquired Company with respect to a breach of any warranty made by or on behalf of any Acquired Company.
(ab)Compliance with Anti-Corruption and Anti-Bribery Laws. No Acquired Company nor any of their officers, directors, managers, direct or indirect holders of Equity Securities, employees, nor to Seller’s Knowledge, any agents, distributors, contractors or other Persons associated with or acting on its behalf have, directly or indirectly, taken any action, or engaged in any activity, practice or conduct that would result in a violation by any Acquired Company or any of its officers, directors, managers, direct or indirect holders of Equity Securities, employees, agents, distributors, contractors or other Persons associated with or acting on its behalf of the Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of this representation, no Acquired Company nor any of their officers, directors, managers, direct or indirect holders of Equity Securities, employees, nor to Seller’s Knowledge, any agents, distributors, contractors or other Persons associated with or acting on its behalf have, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials; (iii) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (iv) otherwise taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits or other court actions against any Acquired Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Acquired Companies’ activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits or other court actions under any Anti-Corruption and Anti-Bribery Laws.
(ac)Bank Accounts. Schedule 2.2(cc) sets forth the name of each bank, securities broker or other financial institution in which the Acquired Companies have an account, and the names of all Persons authorized to draw thereon or have access thereto.
(ad)Brokers and Finders. Except as set forth on Schedule 2.2(dd), neither the Acquired Companies nor any of their Affiliates have retained, engaged or entered into any Contract with any Person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (i) the negotiation, execution or performance of this Agreement or (ii) introducing the parties hereto to each other.
(ae)Relocation Expenses. Schedule 2.2(ee) sets forth all costs or expenses incurred by Seller or the Acquired Companies prior to the date hereof in connection with the Relocation.
ARTICLE III
Conditions Precedent to the Obligations of the Parties
III.1.Mutual Conditions. The obligations of Parent and Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or written waiver by Parent and Seller) on or prior to the Closing Date of each of the following conditions:
(a)No Injunctions or Restraints. No Law, preliminary or permanent injunction, judgment, temporary restraining order, or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal.
III.2.Conditions to Obligations of Parent . The obligations of Parent to consummate the transactions contemplated hereby are subject to the satisfaction (or written waiver by Parent) on or prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties.
(i)The representations and warranties set forth in Section 2.2 (other than the representations and warranties contained in Sections 2.2(a) (Organization and Standing), 2.2(b) (Power and Authority), 2.2(d) (Capitalization), 2.2(h) (Title to Assets; Sufficiency of Assets), 2.2(dd) (Brokers and Finders) and 6.8(e) and (f) (Maravai Guarantee) (collectively, the “Fundamental Representations”)) will be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Material Adverse Effect; and
(ii)The Fundamental Representations (other than the representations and warranties set forth in Section 2.2(d) (Capitalization)) that (x) are qualified or limited by “materiality”, “in all material respects”, “Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all respects as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date) and (y) are not qualified or limited by “materiality”, “in all material respects”, “Material Adverse Effect” or words of similar import set forth therein will be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date).
(iii)The representations and warranties set forth in Section 2.2(d) (Capitalization) that (x) are qualified or limited by “materiality”, “in all material respects”, “Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all respects as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date) and (y) are not qualified or limited by “materiality”, “in all material respects”, “Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all respects as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date), other than de minimis failures to be true and correct.
(b)Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing.
(c)No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing as of the Closing Date.
(d)Officer’s Certificate. Seller shall have delivered to Parent a certificate of Seller, dated as of the Closing Date, stating that the conditions specified in Section 3.2(a), Section 3.2(b) and Section 3.2(c) have been satisfied.
(e)Delivery of Documents. Seller shall have, prior to the Closing, delivered to Parent and executed, as applicable, all of Seller’s deliveries set forth in Section 1.11(a).
III.3.Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.
(b)Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by Parent under this Agreement at or prior to the Closing.
(c)Officer’s Certificate. Parent shall have delivered to Seller a certificate of Parent, dated as of the Closing Date, stating that the conditions specified in Section 3.3(a) and Section 3.3(b) have been satisfied.
(d)Delivery of Documents. Parent shall have, prior to the Closing, delivered to Seller and executed, as applicable, all of Parent’s deliveries set forth in Section 1.11(b).
III.4.Frustration of Conditions. Neither Parent nor Seller may rely on the failure of any condition set forth in this ARTICLE III, as applicable, to be satisfied if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE IV
Pre-Closing Agreements
IV.1.Access to Premises and Information. Prior to the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE V, Seller will permit, and cause the Acquired Companies to permit, Parent and its Representatives to have reasonable access to the books and records of the Acquired Companies (the “Records”) and to the employees, premises, facilities and offices of the Acquired Companies, in each case during normal business hours and upon reasonable notice and, during such period shall furnish promptly to Parent any information readily available and concerning the Acquired Companies as Parent may reasonably request; provided, that Parent and its Representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies and shall not be permitted to perform any environmental sampling or testing at any Leased Premises, including sampling or testing of soil, groundwater, surface water, building materials, air or wastewater, without Seller’s consent. All information provided pursuant to this Section 4.1 shall be subject to that certain confidentiality agreement between Thompson Street Capital Manager, LLC and Seller entered into in connection with the transactions contemplated hereby (as amended to date, the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 4.1, Seller may withhold any document (or portions thereof) or information (a) that constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by Seller, would reasonably be expected to risk a waiver of such privilege or (b) if the provision of access to such document (or portion thereof) or information would conflict with applicable Laws; provided that Seller shall give Parent notice of any information so withheld and the parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not be reasonably likely (in the good faith belief of Seller (after consultation with outside counsel)) to cause such privilege to be waived with respect to such information or to not conflict with such applicable Law.
IV.2.Conduct of Business Prior to Closing. Prior to the earlier of the Closing or the termination of this Agreement except (a) as set forth on Schedule 4.2, (b) as otherwise expressly contemplated by this Agreement (including the consummation of the Vector Canada Dissolution), (c) as required by Law, (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (e) for the use of available cash to repay any Indebtedness and pay Transaction Expenses prior to the Closing, Seller shall and shall cause the Acquired Companies and, with respect to the Solulink Business, TriLink and its Affiliates to, (i) use its reasonable best efforts to carry on the Business in the Ordinary Course of Business, (ii) use its reasonable best efforts to keep intact the Business, keep available the services of its current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals, (iii) not take any action that would be required to be set forth on Schedule 2.2(l) if such action had been taken prior to the date hereof, (iv) use its reasonable best efforts to maintain its assets in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted, and (v) not incur any Claims in respect to indebtedness for borrowed money, other than Permitted Claims, on the property and assets of the Acquired Companies. Nothing herein will prevent Seller or the Acquired Companies from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19, with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed, it being agreed that the failure of Parent to respond within forty eight (48) hours following written notice from Seller shall be deemed consent from Parent) and no COVID-19 Measures, assuming compliance with the foregoing, will be deemed to violate or breach this Agreement in any way, be deemed to constitute an action taken outside the Ordinary Course of Business or serve as a basis for Parent to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided that, notwithstanding the foregoing, the Acquired Companies may use all available cash to repay any Indebtedness or to make cash distributions. Seller shall promptly advise Parent in writing of the occurrence of any matter or event that would make the timely satisfaction of any of the conditions to closing set forth in ARTICLE III. Prior to the earlier of the Closing or the termination of this Agreement, upon any damage, destruction or loss to any material asset of the Business or the Acquired Companies, the Maravai Guarantors and the Seller shall, and shall cause their Affiliates to, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law and/or assign any rights to such insurance proceeds to the Acquired Companies prior to the Closing.
IV.3.Preparation for Closing. Subject to the terms and conditions hereof, each of Seller and Parent agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated hereby as promptly as practicable, including causing the conditions set forth in ARTICLE III to be satisfied as soon as possible following the date hereof and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE III, other than those to be satisfied at the Closing itself.
IV.4.Employees, Customers and Suppliers. Prior to the Closing Date, Parent, Parent’s Affiliates and Parent’s Representatives may not contact and communicate with any customer, service provider or supplier of the Acquired Companies unless (A) it obtains prior written approval of Seller (not to be unreasonably withheld, conditioned or delayed) or (B) such contact or communication is unrelated to the transactions contemplated hereby, does not include mention of Seller, the Acquired Companies, or any other matter contemplated hereby, and is not intended to seek or obtain any information regarding Seller or the Acquired Companies.
IV.5.Financing Cooperation.
(a)Prior to the Closing, upon the reasonable request of Parent, Seller shall, and shall cause the Acquired Companies and their respective Representatives to, cooperate reasonably with Parent in connection with Parent’s financing of the transactions contemplated hereby (the “Financing”); provided, that, notwithstanding this Section 4.5 or anything else in this Agreement:
(i)Seller and the Acquired Companies will not be required to deliver or cause the delivery of any definitive document, legal opinions or any certificate as to solvency or any other certificate, in each case related to the Financing, that would be effective prior to the Closing;
(ii)nothing in this this Section 4.5 will require Seller or Seller’s Affiliates, including the Acquired Companies to deliver any financial information in a form not customarily prepared by Seller or such Acquired Company with respect to a particular period;
(iii)no liability or obligation (including any liability or obligation to pay any commitment or other similar fee) of Seller or the Acquired Companies under any certificate, document or instrument related to the Financing will be effective until the Closing, and neither Seller nor any Acquired Company will be required to take any action under any such certificate, document or instrument that is not contingent upon consummation of the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective before the Closing (it being agreed that nothing shall prevent delivery of executed documents in escrow to be effective as of the Closing);
(iv)neither Seller nor any Acquired Company will be required to issue any prospectus, information memorandum, “bank book” or other analogous document in connection with the Financing; and
(v)in no event will Seller or any Acquired Company be required to (A) pay any commitment fee or other fee or payment to obtain consent, or to incur any liability with respect to, or cause or permit any Claim to be placed on any of their respective assets in connection with, the Financing (or any agreement or document in connection therewith) before the Closing, (B) disclose information in connection with the Financing where the Company determines that such disclosure could jeopardize the attorney-client privilege or contravene any law or contract, (C) provide cooperation in connection with the Financing to the extent it could cause any condition to the Closing not to be satisfied or a breach of this Agreement or (D) take any action in connection with the Financing that could unreasonably interfere with the ongoing operations of the Acquired Companies.
(b)Parent will promptly, upon request by Seller, reimburse Seller, its Affiliates or an Acquired Company, as applicable, for all fees, costs and expenses (including fees and expenses of any advisors) incurred by such Persons and their respective advisors in connection with this Section 4.5 and will indemnify and hold harmless each such Person and their respective advisors from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith except, in each case, to the extent such losses arose from the intentional breach or willful misconduct of Seller, its Affiliates or any Acquired Company or from any material inaccuracy of any information provided to Parent by Seller, its Affiliates or any Acquired Company. This Section 4.5 is intended to be for the benefit of Seller, each Acquired Company, and their respective Affiliates and may be enforced by any such Person as if such Person were a party to this Agreement.
IV.6.Certain Transaction Documents. Promptly following the execution of this Agreement, Parent and Seller shall, as promptly as practicable following the date hereof, prepare in good faith and agree upon the schedules to the Transition Services Agreement; provided, however, that Parent and Seller acknowledge and agree that the final schedules to the Transition Services Agreement will reflect the following key principles: (a) the scope of Services (as defined in the Transition Services Agreement) shall only include services historically provided by Seller to the Company in the preceding twelve (12) months; (b) each Fee (as defined in the Transition Services Agreement) shall not include a mark-up or margin in addition to Seller’s cost for the provision of the applicable Service during the initial Services Period (as defined in the Transition Services Agreement) for a particular Service; (c) the schedules shall list the Services Period (as defined in the Transition Services Agreement) for each Service, which shall not exceed nine (9) months. Prior to the Closing, Seller shall use its reasonable best efforts to allow the employees of the Acquired Companies currently receiving health care benefits under the insurance policy issued by Anthem, Inc. or one of its affiliates that was issued to Seller or one of its Affiliates (and their dependents) to continue to receive benefits under such policy, at the sole cost and expense of the Company, its Affiliates or their respective employees, until December 31, 2021. Promptly following the execution of this Agreement, Parent and Seller shall, as promptly as practicable following the date hereof, prepare in good faith and agree upon the Escrow Agreement.
IV.7.Vector Laboratories (Canada), Inc.. Seller shall use its reasonable best efforts to cause the dissolution and liquidation of Vector Laboratories (Canada), Inc., the Company’s wholly-owned Subsidiary (the “Vector Canada Dissolution”), prior to the Closing.

IV.8.Relocation Expenses. Prior to the Closing, Seller and the Acquired Companies shall not incur costs or expenses in connection with the Relocation in excess of $100,000 individually or $250,000 in the aggregate, without the prior written consent of Parent.
IV.9.Intercompany Obligations. Except for the intercompany obligations set forth on Schedule 4.9, Seller shall, and shall cause the Acquired Companies to, take such action, including making such payments as may be necessary, so that, immediately prior to or concurrently with the Closing, the Acquired Companies, on the one hand, and Seller and its Affiliates, on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances, regardless of their maturity, and all intercompany receivable, payables and other Liabilities for the amount due, including any accrued and unpaid interest to but excluding the date of payment.
IV.10.Termination of Related Party Contracts. At or prior to the Closing, Seller shall terminate, or cause to be terminated, all Contracts with a Related Party set forth on Schedule 4.10 and shall cause each Acquired Company to be released from all covenants, agreements, liabilities and obligations under such Contracts, whether arising prior to, at or after the Closing, in each case, to be effective immediately prior to the Closing.
IV.11.Release from Director and Officer. Prior to the Closing, Seller shall use reasonable best efforts to obtain a release of rights to indemnification and advancement of expenses in favor of the Acquired Companies from the officer and director of the Acquired Companies identified on Exhibit F-2, in form and substance reasonably satisfactory to Parent.
ARTICLE V
Termination
V.1.Termination. The parties may not terminate this Agreement other than as follows:
(a)This Agreement may be terminated at any time prior to the Closing by mutual written consent of Parent and Seller.
(b)This Agreement may be terminated at any time prior to the Closing by either of Parent or Seller:
(i)if the Closing shall not have been consummated on or before November 3, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b)(i) shall not be available to a party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform in any material respect any of its obligations under this Agreement; or
(ii)if any Restraint having the effect set forth in Section 3.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 5.1(b)(ii) shall not be available to a party if the issuance of such Restraint was primarily due to the failure of such party to perform in any material respect;
(c)by Parent if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 3.2(a) or Section 3.2(b), respectively, and (ii) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 5.1(c) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 5.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or
(d)by Seller if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 3.3(a) or Section 3.3(b), respectively, and (ii) cannot be cured by Parent by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 5.1(d) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 5.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; provided, further, that neither a breach by Parent of Section 1.10 nor the failure to deliver the Merger Consideration payments pursuant to ARTICLE I at the Closing as required hereunder shall be subject to cure hereunder.
V.2.Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, that (a) the rights and obligations of the parties under this Section 5.2 (Effect of Termination) and ARTICLE VIII (Miscellaneous) shall survive termination of this Agreement and (b) nothing herein will relieve any party hereto from any willful and material breach of the provisions of this Agreement prior to such termination (which, for the avoidance of doubt, will be deemed to include any failure by Parent to consummate the transactions contemplated hereby if it is obliged to do so hereunder). In addition, no termination of this Agreement will affect the obligations contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with their terms.
ARTICLE VI
Post-Closing Agreements
VI.1.Post-Closing Agreements. From and after the Closing:
(a)Inspection. Seller, on the one hand, and Parent, on the other hand, shall each retain and make any books and records relating to the Business (including work papers with respect to the Acquired Companies in the possession of their respective accountants) available for inspection by the other parties hereto, or by their respective duly accredited Representatives, for reasonable business purposes at all reasonable times during normal business hours, for a six (6) year period following the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, results of operations and cash flows of the Acquired Companies. For purposes of this Section 6.1(a), the right of inspection includes the right to make extracts or copies to the extent necessary. The Representatives of a party inspecting the records of any other party hereto shall be reasonably satisfactory to the other party.
(b)Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Shares and the Business to Parent, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transactions contemplated hereby.
VI.2.Restrictive Covenants.
(a)As an inducement for Parent to enter into this Agreement, each of the Maravai Guarantors and Seller agree that it shall not, and it shall cause its controlled Affiliates not to, do any one or more of the following, directly or indirectly, during the Restriction Period, (i) take any actions which are calculated to persuade any person who is an employee of the Acquired Companies to terminate their association with the Acquired Companies or (ii) hire or otherwise retain the services of any person who is an employee or the Acquired Companies as of the Closing Date or at any time within the twelve (12) month period immediately preceding such proposed date of hire or retention.
(b)As an inducement for Seller to enter into this Agreement, Parent agrees that Parent shall not, and shall cause its controlled Affiliates not to, do any one or more of the following, directly or indirectly, during the Restriction Period, (i) take any actions which are calculated to persuade any person who is an employee of the Maravai Guarantors or their respective Subsidiaries to terminate their association with Seller (ii) hire or otherwise retain the services of any person who is an employee of the Maravai Guarantors or their respective Subsidiaries as of the Closing Date or at any time within the twelve (12) month period immediately preceding such proposed date of hire or retention.
(c)The period of time in which a Person is required to act, or refrain from acting, pursuant to this Section 6.2 shall be tolled (shall not run) for so long as such Person is in breach of any of such Person’s obligations hereunder.
VI.3.Disclosure of Confidential Information. As an inducement for each party to enter into this Agreement, each of Parent, the Maravai Guarantors and Seller agree that for five (5) years following the Closing Date, it shall, and shall cause such party’s controlled Affiliates to, maintain all Confidential Information in confidence and shall not, directly or indirectly, disclose any Confidential Information to any Person other than the such party’s Representatives or the other parties to this Agreement. Nothing in this Agreement, however, shall prohibit a party from using or disclosing Confidential Information (i) to the extent required by Law, (ii) to prepare and file Tax Returns, or (iii) as necessary in connection with this Agreement, including to enforce such party’s rights under this Agreement. If a party is required by applicable Law to disclose any Confidential Information, such party shall (a) provide the other parties with prompt notice before such disclosure in order that such other parties may attempt to obtain a protective Order or other assurance that confidential treatment will be accorded such information and (b) reasonably cooperate with the other parties in attempting to obtain such Order or assurance. “Confidential Information” means, with respect to Parent and the Acquired Companies, confidential and non-public information concerning the business and affairs of Parent, Parent’s Affiliates, the Acquired Companies or the Business, and, with respect to Seller and the Maravai Guarantors, any confidential and non-public information concerning the business and affairs of Seller, the Maravai Guarantors, and their Affiliates. Information shall not be considered to be generally available to the public if it is made public by a party in violation of this Agreement or by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to the party whose information is disclosed.
VI.4.Injunctive Relief. Each party specifically recognizes that any breach of this Agreement will cause irreparable injury and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly, each party agrees that in the event of any such breach, the other party hereto shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Each party recognizes that the territorial, time and scope limitations in Sections 6.2 and 6.3 hereof are reasonable and properly required for the protection of the applicable party and in the event that such limitations (or lack thereof) are deemed to be unreasonable by a court of competent jurisdiction, each party agree and submit to the imposition of such limitations as said court shall deem reasonable.
VI.5.Tax Matters.
(a)Liability for Taxes.
(i)For purposes of Sections 6.5(a) and 7.1(c), whenever it is necessary to determine the liability for Taxes of any Acquired Company for a Straddle Period, the determination of the Taxes of any Acquired Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Acquired Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of such Acquired Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis; provided, further, that for purposes of such allocation, transactions occurring or actions taken on the Closing Date but after the Closing by Parent or by, or with respect to, the Acquired Companies that are outside the ordinary course of business and not expressly contemplated by this Agreement shall be treated as occurring after the Closing Date.
(ii)To the extent permitted or required under applicable Tax Law, the taxable year of the Acquired Companies shall close as of the end of the Closing Date. To the maximum extent permitted by applicable Law, all Transaction Tax Deductions shall be allocated to the taxable period ending on the Closing Date or the preClosing portion of the Straddle Period, as applicable and, as and to the extent applicable, an election shall be made to deduct seventy percent (70%) of all “success based” fees under Revenue Procedure 2011-29, 2011 IRB 18.
(iii)Seller and Parent shall each be liable for one-half (1/2) and pay one-half (1/2), and pursuant to ARTICLE VII, shall defend, indemnify, save and keep harmless each Parent Indemnitee and Seller Indemnitee against and from all Damages sustained or incurred by such Parent Indemnitee or Seller Indemnitee resulting from or arising out of, any real property transfer, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement. The party required by applicable Law to file any related Tax Return with respect to such Taxes shall prepare such Tax Return, and the other party shall cooperate in the preparation and filing of such Tax Return.
(b)Tax Returns. Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to any Acquired Company on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (“Consolidated Seller Tax Return”) and (y) all other Tax Returns that are required to be filed by or with respect to any Acquired Company on or prior to the Closing Date, and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns not described in the preceding sentence that relate to a Pre-Closing Tax Period or a Straddle Period and are required to be filed by any Acquired Company after the Closing Date (“Parent Tax Return”) and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Each of Seller and Parent shall prepare and file all Tax Returns for which it has responsibility pursuant to this Section 6.5(b) in a manner consistent with past practice (except to the extent required by applicable Law). Parent shall provide a copy of each Parent Tax Return to Seller at least fifteen (15) days prior to filing such Tax Return for Seller’s review, comment and approval, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, Parent and its Affiliates (including the Acquired Companies) shall have no right to review any Consolidated Seller Tax Return. All transactions not in the ordinary course of business occurring on the Closing Date after the Closing shall be reported as occurring on the day following the Closing Date to the extent permitted by Treasury Regulation § 1.150276(b)(1)(ii)(B) (and any similar provisions of state, local, or non-U.S. Tax Law).
(c)Contest Provisions.
(i)Parent shall notify Seller in writing upon receipt by Parent, any of its Affiliates or, after the Closing Date, the Acquired Companies of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments with respect to any of the Acquired Companies relating to any taxable period ending on or before the Closing Date or to any Straddle Period; provided, that failure to comply with this provision shall not affect Parent’s right to indemnification under this Agreement except to the extent such failure materially impairs Seller’s ability to contest any such Tax liabilities.
(ii)Seller shall have the sole right to represent the interests of the Acquired Companies in any Tax audit or other Proceeding that could give rise to a Tax liability for which Seller would be required to indemnify Parent Indemnitees pursuant to Section 7.1(c) and that relates solely to a taxable year or period ending on or before the Closing Date and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Seller shall have no right to represent the interests of the Acquired Companies in any Tax audit or other Proceeding unless Seller shall have first notified Parent in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith at the time Seller seeks to represent an Acquired Company’s interest in any such Tax audit or other Proceeding; provided, further, that Parent and its Representatives (1) shall be permitted, at Parent’s expense, to be present at, and participate in, any such Tax audit or other Proceeding, and (2) shall have the right to assume sole control from Seller in such Tax audit or other Proceeding (other than any audit or Proceeding related to Consolidated Seller Tax Returns) at any time after it is determined in good faith that the remaining Indemnity Escrow Amount or (after reduction for all pending claims) along with any other amounts pledged by Seller to secure all of Seller’s obligations in connection with such Tax audit or other Proceeding (collectively, the “Available Amount”) is less than 100% of the reasonably determined maximum amount of Damages for which Seller may be liable under this Agreement in connection with or arising from such Tax audit or other Proceeding (such maximum amount, as determined from time to time, the “Maximum Liability Estimate”) and in the event Parent assumes such control, the provisions of Section 6.5(c)(iii) shall apply with respect to Parent’s conduct of such audit or Proceeding. Notwithstanding the foregoing, neither Seller nor any Affiliate of Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of any Parent Indemnitee, the Acquired Companies or any Affiliate thereof for any period after the Closing Date to any extent unless Seller indemnifies each Parent Indemnitee against Taxes arising from any such settlement without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.
(iii)Parent shall have the sole right to represent the Acquired Companies’ interests in any Tax audit or other Proceeding relating to Tax liabilities or Tax Returns for any Pre-Closing Tax Period or Straddle Period other than those for which Seller has exercised such right pursuant to Section 6.5(c)(ii) and to employ counsel of Parent’s choice at Parent’s expense; provided, that (1) Seller and its Representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such Tax audit or other Proceeding and to employ advisors of its choice, (2) Parent shall keep Seller reasonably informed regarding status of such audit of Proceeding and shall provide Seller with opportunity to review any written submissions made in connection therewith, and (3) Parent shall not settle or compromise any such audit or Proceeding without Seller’s written consent, not to be unreasonably withheld, conditioned or delayed, in each case, to the extent Seller would be liable for any Taxes arising from such Tax audit or Proceeding. Parent shall have the sole right to defend the Acquired Companies with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or other Proceeding to the extent Parent shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Notwithstanding anything herein to the contrary, Parent shall not have any right to control or participate in any Tax audit or Proceeding related to any Consolidated Seller Tax Return or liability associated therewith.
(d)Assistance and Cooperation. After the Closing, each of Seller and Parent shall (and shall cause their respective Affiliates to):
(i)timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.5(a)(iii) (relating to sales, transfer and similar Taxes);
(ii)assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in Section 6.5(b), and in connection therewith, provide the other party with any necessary powers of attorney;
(iii)cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies;

(iv)make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies; provided that Seller shall not be required to provide to Parent or any of its Affiliates any Tax Returns of Seller; and
(v)furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Acquired Companies; provided, that Parent shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Taxes for which Seller may be liable under the terms of this Agreement.
(e)Termination of Tax Sharing Arrangements. Any Tax sharing arrangement entered into by either Seller or any Affiliate of Seller (other than an Acquired Company), on the one hand, and any Acquired Company, on the other hand, shall be terminated as to each Acquired Company at or prior to the Closing, and after the Closing no Acquired Company shall have any liability thereunder.
(f)Voluntary Disclosure Filings. Notwithstanding anything to the contrary in this Agreement (including Section 6.5(c)), from and after the Closing, Parent shall cause the Acquired Companies, in the Ordinary Course of Business, to conduct, control, settle or otherwise compromise any and all voluntary disclosure agreements, initiatives and similar processes that have been previously initiated with respect to any Acquired Company, including the filing or amendment of any Tax Return or agreement, for the mitigation of any Tax liability for any unpaid sales or use Taxes (or any similar or equivalent Taxes) attributable to any Pre-Closing Tax Period (collectively, “Voluntary Disclosure Filings”); provided, that (1) Seller and its Representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any telephonic, virtual or in-person meeting with any Governmental Authority and to employ advisors of its choice in connection with such Voluntary Disclosure Filing, (2) Parent shall keep Seller reasonably informed regarding status of such Voluntary Disclosure Filing and shall provide Seller with opportunity to review any written submissions made in connection therewith, and (3) Parent shall not finalize or enter into any agreement with a Governmental Authority in connection with any such Voluntary Disclosure Filing without Seller’s written consent, not to be unreasonably withheld, conditioned or delayed, in each case, to the extent Seller would be liable for any Taxes arising from such Voluntary Disclosure Filing. Parent shall permit Seller to seek to minimize such Taxes, including by obtaining any exemption certificate, any direct pay permit and/or confirmation that customers have self-assessed and/or remitted any use Tax. For the avoidance of doubt, nothing in this Section 6.5(f) shall limit the Parent Indemnitees’ right to indemnification in respect of any Damages (including the Taxes and costs and expenses associated with the Voluntary Disclosure Filings) pursuant to Section 7.1(d) and all such indemnification rights shall be subject to the applicable limitations set forth in ARTICLE VII.

(g)Refunds.
(i)To the extent any determination of the Tax liability of any Acquired Company, whether as the result of an audit or examination, a claim for refund, the filing of a Tax Return or amendment thereto or otherwise, results in any refund actually received or utilized (including any amounts credited in lieu of a cash refund) of Taxes paid for a Pre-Closing Tax Period, to the extent such refund results from losses or deductions generated or otherwise attributable to a Pre-Closing Tax Period and does not result from any change in Law that is retroactive to a Pre-Closing Tax Period and net of any Taxes actually incurred by Parent or any Affiliate of Parent as a result of the receipt of such refund (together with any interest received or credited with respect thereto, a “Tax Refund”), any such Tax Refund, shall belong to Seller to the extent such Tax Refund was not specifically taken into account in the final determination of the Merger Consideration, as finally determined hereunder. Parent shall promptly pay (by wire transfer of immediately available funds) the amount of any such Tax Refund to Seller within five (5) Business Days following receipt of any such Tax Refund (or in the case of a credit or offset in lieu of a cash refund, upon the filing of a Tax Return claiming or otherwise utilizing the benefit thereof) by Parent, any Acquired Company or any of their Affiliates.
(ii)Parent shall, and shall cause the Acquired Companies and their Affiliates to, reasonably cooperate with Seller, at Seller’s expense, to apply for and obtain any Tax Refund described in the preceding subsection, it being understood that where permitted any such Tax Refund shall be claimed in cash rather than as a credit against future Tax liabilities. Parent shall make reasonable best efforts not to, and shall cause the Acquired Companies and any Affiliates thereof to make reasonable best efforts not to, forfeit, fail to collect, or otherwise minimize or delay any Tax Refund to which Seller is entitled hereunder, whether through any election, carryback, or otherwise.
(iii)All payments made pursuant to this Section 6.5(g) shall be treated by all parties for applicable income Tax purposes as adjustments to the Merger Consideration unless otherwise required by a final “determination” within the meaning of Code Section 1313(a) (or any corresponding provision under state, local, or non-U.S. law) or pursuant to a good faith resolution of a Tax audit or Proceeding.
(iv)Parent’s obligations under this Section 6.5(g) shall terminate once the Indemnity Escrow Amount has been reduced to zero.
(h)Certain Post-Closing Actions. To the extent that such action could reasonably be expected to increase the Tax liability of Seller, none of Parent or any of its Affiliates (including the Acquired Companies) shall (or shall cause or permit any other

Person to) (i) file (except in accordance with Section 6.5(b)), amend, refile or otherwise modify any Tax Return relating in whole or in part to the Acquired Companies with respect to any PreClosing Tax Period, (ii) agree to waive or extend the statute of limitations relating to any Taxes or Tax Returns of the Acquired Companies, (iii) make, revoke or change any Tax election with respect to, or that has retroactive effect to, any PreClosing Tax Period of the Acquired Companies, (iv) file any ruling or request with any Tax authority that relates to Taxes or Tax Returns of the Acquired Companies for any Pre-Closing Tax Period, (v) make any election under Code Section 338 or Code Section 336 (or any similar provision under state, local or non-U.S. law) with respect to the acquisition of the Acquired Companies, or (vi) except in accordance with and to the extent permitted by Section 6.5(f), voluntarily approach or engage in any voluntary disclosure with any Governmental Authority regarding any Taxes or Tax Returns of the Acquired Companies with respect to a PreClosing Tax Period, including in jurisdictions in which the Acquired Companies have not filed Tax Returns or paid Taxes, in each case of clause (i)-(vii), without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.
VI.6.Seller Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates, and their respective Representatives, successors and assigns (as applicable), (a) irrevocably and unconditionally waives, releases and forever discharges Parent, each Acquired Company and their Affiliates and its and their current, former and future Representatives, partners, general partners, limited partners, managing directors, directors, officers, managers, members, stockholders, trustees, principals, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs or executors (collectively, the “Parent Released Parties”) from any and all rights, commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, losses, obligations, costs, expenses and compensation of every kind and nature whatsoever, whether known or unknown, matured or contingent and whether arising in law, in equity or otherwise, in each case in any way arising out of, or by reason of, or relating to, (i) the fact that Seller is or was, directly or directly, a holder of shares of the equity securities of the Company or any of its present or former Subsidiaries or (ii) the organization, management or operation of the businesses of the Company or any of its Subsidiaries, in each case relating to any matter, occurrence, action or activity at or prior to the Closing and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claims or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Parent Released Party. Seller represents to Parent that such Person has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim against any Parent Released Party or any of its Representatives and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective. Notwithstanding the generality of the foregoing, nothing herein constitutes a waiver or release by such Person of claims or rights arising under this Agreement or Seller’s Ancillary Documents or any claims or rights with respect to any Affiliate of Parent that is a “portfolio company” of such Affiliate in connection with any matter unrelated to this Agreement or the transactions contemplated thereby.

VI.7.Parent Release. Effective as of the Closing, Parent and each Acquired Company, on behalf of itself and its Affiliates, and its and their respective Representatives, successors and assigns (as applicable), (a) irrevocably and unconditionally waives, releases and forever discharges Seller and its Affiliates and its and their current, former and future Representatives, partners, general partners, limited partners, managing directors, directors, officers, managers, members, stockholders, trustees, principals, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs or executors (collectively, the “Seller Released Parties”) from any and all rights, commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, losses, obligations, costs, expenses and compensation of every kind and nature whatsoever, whether known or unknown, matured or contingent and whether arising in law, in equity or otherwise, in each case in any way arising out of, or by reason of, or relating to, (i) the fact that Seller is or was, directly or directly, a holder of shares of the equity securities of the Company or any of its present or former Subsidiaries or (ii) the organization, management or operation of the businesses of the Company or any of its Subsidiaries, in each case relating to any matter, occurrence, action or activity at or prior to the Closing and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claims or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Seller Released Party. Parent and each Acquired Company represents to Seller that such Person has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim against any Seller Released Party or any of its Representatives and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective. Notwithstanding the generality of the foregoing, nothing herein constitutes a waiver or release by such Person of claims or rights arising under this Agreement or Parent’s Ancillary Documents or any claims or rights with respect to any Affiliate of Seller that is a “portfolio company” of such Affiliate in connection with any matter unrelated to this Agreement or the transactions contemplated thereby.
VI.8.Maravai Guarantee.
(a)Each Maravai Guarantor shall, jointly and severally, cause the performance of any and all agreements, covenants and obligations of Seller set forth in this Agreement (the “Guaranteed Obligations”). Each Maravai Guarantor hereby unconditionally, absolutely, continually and irrevocably guarantees to Parent and its successors and assigns full and punctual performance, discharge and/or payment, as applicable, of all of the Guaranteed Obligations (such guarantee, the “Maravai Guarantee”) and shall be liable, jointly and severally, for any breach of any covenant, agreement or obligation of Seller under this Agreement. The Maravai Guarantee is a guarantee of payment and performance and not merely collection. The Maravai Guarantee and the obligations of the Maravai Guarantors under this Section 6.8 shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, and the liability of the Maravai Guarantors under the Maravai Guarantee is exclusive and independent of any other guarantee of the Guaranteed Obligations, whether executed by either Maravai Guarantor, by any other guarantor or by any other Person. Without limitation as to the foregoing, no amendment to this Agreement (except an amendment to this Section 6.8) or any of Seller’s Ancillary Documents or any of Parent’s Ancillary Documents, including an amendment that amends, modifies, extends or accelerates the time or manner of payment and/or performance of any of the Guaranteed Obligations, shall, with or without any notice to or consent of the Maravai Guarantors, in any way discharge, terminate, release, affect or impair the obligations of the Maravai Guarantors under the Maravai Guarantee.
(b)With respect to the Maravai Guarantee, each Maravai Guarantor waives (i) notice of the Guaranteed Obligations and the acceptance of the Maravai Guarantee by Parent, (ii) promptness, diligence, protest, presentment, demand for payment, notice of default or nonpayment, notice of dishonor, notice of protest and all other notices of any kind, (iii) all defenses based on Seller’s failure to duly authorize, execute or deliver this Agreement or any of Seller’s Ancillary Documents or any of Parent’s Ancillary Documents, based on any claim as to unenforceability of this Agreement or any of Seller’s Ancillary Documents or any of Parent’s Ancillary Documents or based on any other occurrence or state of facts that would cause any representation or warranty of Seller under this Agreement or any of Seller’s Ancillary Documents or Parent’s Ancillary Documents not to be true and correct, (iv) any right to the deferral or modification of its obligations under this Section 6.8 and the Maravai Guarantee by reason of any bankruptcy, reorganization, arrangement, moratorium or other debtor-relief proceeding and any right to require the marshalling of assets of Seller, (v) all defenses that may be available by virtue of any valuation, stay, moratorium law or other Law now or hereafter in effect and (vi) all other defenses of a surety or guarantor to which it may be entitled; provided, however, that, except for the defenses described in clause (v) of this sentence, the Maravai Guarantors shall be entitled to assert as a defense against the Maravai Guarantee with respect to any Guaranteed Obligation any defense that Seller would be entitled to assert with respect to such Guaranteed Obligation.
(c)Without limitation of the foregoing, the obligations of each Maravai Guarantor under this Section 6.8 and the liability of each Maravai Guarantor under the Maravai Guarantee shall not be reduced, limited, impaired, discharged, terminated or affected by (i) any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations; (ii) any bankruptcy, insolvency, reorganization, liquidation, dissolution or winding up of any Guarantee Beneficiary; (iii) any claim, setoff, defense or other right that either Maravai Guarantor may have against Seller (other than pursuant to this Agreement or any of Seller’s Ancillary Documents or any of Parent’s Ancillary Documents); (iv) any delay or failure by Seller in the exercise of its rights and remedies under this Agreement, including under this Section 6.8, or any of Seller’s Ancillary Documents or any of Parent’s Ancillary Documents; (v) any delay or failure of Seller to enforce this Agreement or any of Seller’s Ancillary Documents or any of Parent’s Ancillary Documents against Seller or to obtain any judgment against Seller or to pursue any action to enforce any judgment against Seller; (vi) any direction as to application of payment by Seller or by any other Person; (vii) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other Person as to any of the Guaranteed Obligations; (viii) any payment on or in reduction of any such other guarantee or undertaking; (ix) any termination or increase, decrease or change in personnel by Seller; (x) any change, reorganization or termination of the corporate or limited liability company structure or existence of either Maravai Guarantor or Seller or any of their subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; or (xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
(d)Each Maravai Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 6.8 are knowingly made in contemplation of such benefits. Parent shall not be obliged to exhaust its recourse against Seller or any guarantee or security that Seller may hold before being entitled to performance from the Maravai Guarantors of the Guaranteed Obligations. Each Maravai Guarantor’s obligations under the Maravai Guarantee shall remain in full force and effect until all Guaranteed Obligations shall have been fully paid, performed, satisfied and discharged. To the extent a Maravai Guarantor or Seller shall make a payment with respect to any Guaranteed Obligation, which payment is subsequently invalidated, is declared to be fraudulent or preferential, or otherwise is avoided and/or required to be repaid to a Maravai Guarantor, Seller, a trustee, a receiver or any other Person, including under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such avoidance or repayment, the Guaranteed Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made. Neither Maravai Guarantor shall exercise any rights of subrogation that it may at any time otherwise have as a result of the Maravai Guarantee to the claims of Seller against Seller or any other guarantor of any of the Guaranteed Obligations and any contractual, statutory or common law rights of reimbursement, contribution or indemnity from any such other guarantor which it may at any time otherwise have as a result of the Maravai Guarantee until such time as the Guaranteed Obligations shall have been fully performed, satisfied and discharged. Neither Maravai Guarantor shall exercise any right to enforce any other remedy which Seller now has or may hereafter have against any such other guarantor, any endorser or any other guarantor of all or any part of the Guaranteed Obligations until such time as the Guaranteed Obligations shall have been fully paid, performed, satisfied and discharged. This Section 6.8 applies to any assignee of Seller under Section 8.9 as if references in this Section 6.8 to Seller were to such assignee (and, in the case of any such application of this Section 6.8, the term Guaranteed Obligations means all of such assignee’s agreements, covenants and obligations under this Agreement and any of Seller’s Ancillary Documents and any of Parent’s Ancillary Documents).
(e)Maravai LifeSciences Holdings represents and warrants that it is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Maravai LifeSciences Holdings has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Maravai LifeSciences Holdings of this Agreement, the performance by Maravai LifeSciences Holdings of its obligations hereunder and the consummation by Maravai LifeSciences Holdings of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Maravai LifeSciences Holdings. This Agreement has been duly executed and delivered by Maravai LifeSciences Holdings, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Maravai LifeSciences Holdings, enforceable against Maravai LifeSciences Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(f)Maravai Intermediate Holdings represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Maravai Intermediate Holdings has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Maravai Intermediate Holdings of this Agreement, the performance by Maravai Intermediate Holdings of its obligations hereunder and the consummation by Maravai Intermediate Holdings of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Maravai Intermediate Holdings. This Agreement has been duly executed and delivered by Maravai Intermediate Holdings, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Maravai Intermediate Holdings, enforceable against Maravai Intermediate Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
VI.9.Use of Retained Marks.
(a)Parent, for itself and its controlled Affiliates (including, after the Closing, the Acquired Companies), acknowledges and agrees that Seller (or its Affiliates) are the exclusive owners of the Trademarks set forth on Schedule 6.9(a) (the “Licensed Marks”) and that neither Parent nor any of such Affiliates is, directly or indirectly, purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Trademarks (including the Licensed Marks), domain names, or other source identifiers together with the goodwill associated therewith owned by Seller or any of its controlled Affiliates (other than the Acquired Companies) (including the Licensed Marks) (“Seller Names”) other than those set forth on Schedule 2.2(x)(i) or otherwise owned by the Acquired Companies, and (i) neither Parent nor any of its controlled Affiliates (including, after the

Closing, the Acquired Companies) shall have any rights in or to the Seller Names, (ii) on the Closing Date, Parent shall (and shall cause its controlled Affiliates, including the Acquired Companies, to) cease use of (and thereafter not use) the Seller Names, and (iii) Parent shall not, and Parent shall cause its controlled Affiliates (and after the Closing, the Acquired Companies) not to (A) use, register or seek to use or register in any jurisdiction any of the Seller Names or any other marks confusingly similar thereto or (B) contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any of the Seller Names.  After the Closing, Parent shall not (and shall cause its controlled Affiliates, including, after the Closing, the Acquired Companies, not to) represent that it has authority to bind Seller or any of its Affiliates.
(b)Seller hereby grants or hereby agrees to cause Seller’s Affiliates to grant, as applicable, to the Acquired Companies a limited, irrevocable license to use, on a transitional basis, for a period of twelve (12) months after the Closing Date, the Licensed Marks solely in connection with the operation of the Business as operated prior to the Closing, and solely in a manner consistent in all material respects (including from a quality and brand guideline perspective) with the manner and nature of use immediately prior to the Closing. Seller shall have the right to exercise quality control over the use of the Licensed Marks by the Acquired Companies to the degree reasonably necessary to maintain the validity and enforceability of the Licensed Marks, and to protect the goodwill associated therewith; provided that use of the Licensed Marks with products and services meeting quality consistent with past practice prior to the Closing shall be deemed to meet Seller’s quality control standard. Seller shall have the right to terminate the license granted in this Section 6.9(b), if an Acquired Company or any of its Affiliates breaches this Section 6.9(b) in any material respect (and such Person does not cure such breach within thirty (30) days of receiving Seller’s notice thereof).
(c)Parent shall ensure that all use of the Licensed Marks by Parent and the Acquired Companies, after the Closing, as provided in this Section 6.9, shall be consistent with their use by the Acquired Companies as of the Closing and only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Acquired Companies used the Licensed Marks prior to the Closing.  The Acquired Companies shall not: (i) use the Licensed Marks in any manner that would reasonably be expected to damage, impair, or tarnish in any material respect the reputation of Seller or its Affiliates or the goodwill associated with any Licensed Mark; or (ii) contest the validity of any of the Licensed Marks. Any and all goodwill generated by the use of the Licensed Marks, including under this Section 6.9, shall inure solely to the benefit of Seller and/or its Affiliates (for the avoidance of doubt, excluding Parent and the Acquired Companies).
VI.10.Employee Matters. Except as otherwise provided in the Transition Services Agreement, (x) effective as of the Closing, the Acquired Companies will cease to be participating employers in, and the Business Employees will cease to be active participants in, each Employee Plan that is not a Company Plan, and (y) Seller and its Affiliates (other than the

Acquired Companies) will cease to be participating employers in, and their respective employees who are not Business Employees will cease to be active participants in, the Company Plans. Following the Closing, the Acquired Companies shall not have any liabilities with respect to the Employee Plans that are not Company Plans, except as may be otherwise provided herein. During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Parent shall provide or cause to be provided to the employees of the Acquired Companies annual cash opportunities that are no less favorable than the annual cash opportunities provided to such employees immediately prior to the Closing Date. Parent further agrees that, from and after the Closing Date, Parent shall cause or shall cause the Acquired Companies to grant all of their employees credit for any service with the Acquired Companies earned prior to the Closing Date: (i) for eligibility and vesting purposes; and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or any of its Affiliates (including any Acquired Company) on or after the Closing Date (the “New Plans”), in each case, to the extent such credit was provided for the same purpose as of the Closing under a similar Employee Plan and does not result in duplication of benefits. In addition, Parent shall for the plan year in which the Closing occurs use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that are health benefit plans to the extent waived or satisfied by an employee under any similar Employee Plan, and (B) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any employee (or covered dependent of such employee) of the Acquired Companies to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan that is a health benefit plan in the year of initial participation. Notwithstanding anything herein to the contrary, Parent’s obligations under the immediately two preceding sentences are expressly conditioned on Seller providing Parent with all information reasonably necessary to allow Parent to comply with such obligations. The Acquired Companies shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) in connection with any Company Plan. Seller and its Affiliates shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) in connection with any Employee Plan that is not a Company Plan. The provisions contained in this Section 6.10 are for the sole benefit of the parties hereto and nothing set forth in this Section 6.10 will (i) confer any rights or remedies upon any employee or former employee of any Acquired Company or upon any other Person other than the parties to this Agreement and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Employee Plan or any other benefit plan, program, agreement or arrangement or (iii) without limiting any of Parent’s obligations under this Section 6.10, alter or limit Parent’s or any Acquired Company’s ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

VI.11.Support Obligation.
(a)Parent recognizes that an Affiliate of Seller has provided credit support to the Acquired Companies pursuant to the Burlingame Lease (the “Support Obligation”). Such Affiliate of Seller shall continue to provide the Support Obligation until the expiration of the existing term of the Burlingame Lease. In the event that Parent or any of its Affiliates extends the existing term of the Burlingame Lease, Parent shall, and shall cause its controlled Affiliates to, use reasonable best efforts to obtain the full and unconditional release of such Affiliates under the Support Obligation with no further obligations or to Seller or any of its Affiliates, in each case effective upon the expiration of the existing term of the Burlingame Lease. Parent shall indemnify Seller and its Affiliates from any Damages arising out of the Support Obligation to the extent related to the period after the Closing.
(b)At Parent’s written request prior to the Closing, Seller shall cooperate with Parent in any reasonable manner in connection with the covenants of Parent described in Section 6.11(a); provided, that such cooperation shall not include any requirement of Seller to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.
VI.12.Insurance Matters.
(a)Following the Closing, with respect to any occurrence-based insurance policy of Seller or its Affiliates under which any Acquired Company is an insured or which applies to the Business as of the date hereof, including the occurrence-based insurance policies set forth on Schedule 6.12(a), (i) Seller shall not, and shall cause its Affiliates not to, terminate, modify or amend such policy in any way that would be materially adverse to Parent or the Acquired Companies, and (ii) Parent or the Acquired Companies, as applicable, may make claims under such policies (to the extent of coverage and subject to any policy limits) with respect to events taking place prior to the Closing in respect of any Acquired Company or the Business (and liabilities thereof) under any such past or current insurance policy; provided, however, that Parent shall exclusively bear (and Seller shall have no obligation to repay or reimburse Parent for) the amount of any “deductibles” associated with claims under such policies and shall be liable for all uninsured or uncovered amounts of such claims.
(b)Notwithstanding the foregoing, nothing in this Section 6.12 is intended to modify or limit any of Seller’s obligations, or any of Parent’s rights, under ARTICLE VII.
ARTICLE VII
Indemnification
VII.1.Indemnification Obligations of Seller. Seller shall indemnify Parent, its Affiliates (including the Acquired Companies), and their respective officers, directors, stockholders, agents and other representatives, and their successors and assigns (each a “Parent Indemnitee” and collectively, the “Parent Indemnitees”) against and from all Damages incurred by any of them resulting from, arising out of, in connection with or by virtue of:
(a)any inaccuracy in or breach of any representation and warranty made by a Maravai Guarantor or Seller in this Agreement or in any certificate delivered hereunder at the Closing by or on behalf of Seller pursuant hereto;
(b)other than to the extent set forth in Sections 7.1(c) or 7.1(d), any breach by a Maravai Guarantor or Seller of, or failure by a Maravai Guarantor or Seller to comply with, any of its surviving covenants or obligations under this Agreement;
(c)any Indemnified Taxes;
(d)Voluntary Disclosure Filings, including, for the avoidance of doubt, any reasonable attorneys’ and accountants’ expenses (“VDA Taxes”); and
(e)any Indebtedness, Transaction Expenses or Closing Liabilities to the extent not included in the calculation of the Merger Consideration as finally determined in accordance with Section 1.9.
VII.2.Indemnification Obligations of Parent. Parent shall indemnify Seller, its Affiliates, and their respective officers, directors, stockholders, agents and other representatives and their successors and assigns (each a “Seller Indemnitee” and collectively, the “Seller Indemnitees” and together with any Parent Indemnitees, the “Indemnitees”) from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:
(a)any inaccuracy in or breach of any representation and warranty made by Parent in this Agreement or in any certificate delivered hereunder at the Closing by or on behalf of Parent pursuant hereto; and
(b)any breach by Parent of, or failure by Parent to comply with, any of its surviving covenants or obligations under this Agreement.
VII.3.Limitations on Indemnification Obligations of Seller. Seller’s obligations pursuant to the provisions of this ARTICLE VII are subject to the following limitations:
(a)The Parent Indemnitees shall not be entitled to recover under Section 7.1(a) until the aggregate amount of Damages which the Parent Indemnitees would recover under Sections 7.1(a), but for this Section 7.3(a), exceeds Six Hundred Twenty Thousand Dollars ($620,000) (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in or breach of any Fundamental Representation or the representations and warranties set forth in Section 2.2(r) (Taxes).

(b)The Parent Indemnitees shall not be entitled to recover from Seller under Sections 7.1(a), 7.1(c), 7.1(d) or 7.1(e) with respect to a particular loss unless a claim has been asserted by written notice, setting forth the basis for such claim (a “Notice of Loss”), delivered to Seller, on or prior to the twelve (12) month anniversary of the Closing. For the avoidance of doubt, with respect to any matter that is the subject of a claim for which a Notice of Loss is submitted within the periods specified in the prior sentence, the representation or warranty which is the subject of such claim shall survive, to the extent of such claim, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given. The covenants and agreements contained in this Agreement that are to be performed at or prior to the Closing shall survive until the twelve (12) month anniversary of the Closing. The covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive the Closing in accordance with their terms.
(c)No Parent Indemnitee shall be entitled to recover under Sections 7.1(a), 7.1(c), 7.1(d) or 7.1(e) to the extent that the aggregate Damages actually paid by Seller to Parent under Sections 7.1(a), 7.1(c), 7.1(d) or 7.1(e), in the aggregate, would thereby exceed Six Hundred Twenty Thousand Dollars ($620,000).
(d)Seller hereby waives and releases any and all rights that it may have under this Agreement or otherwise to assert claims of contribution against the Acquired Companies in respect of any indemnity claim under this ARTICLE VII.
(e)Notwithstanding anything to the contrary herein contained, the limitations on indemnification set forth in this Section 7.3 shall not apply to, and the indemnification obligations under Section 7.1 shall not limit, any Parent Indemnitee’s right to recover Damages which result from or arise out of Fraud.
(f)Notwithstanding anything to the contrary herein contained, no Parent Indemnitee shall be entitled to recover under Section 7.1 with respect to any claim related to Taxes (i) for any Tax liability to the extent such Tax liability is specifically taken into account in computing any reduction to the Merger Consideration, (ii) any Taxes attributable to the manner in which Parent finances the transactions contemplated hereunder, or (iii) any change in Law that is retroactive to a Tax period or portion thereof ending on or prior to the Closing Date, (iv) any Taxes for any Tax period or portion thereof beginning after the Closing Date (other than to the extent such Taxes relate to a breach of the representations set forth in Sections 2.2(r)(x), (xi), (xii), (xiii), (xvii), (xxiv) or (xxvi)) or (v) any Taxes arising out of actions or transactions occurring on the Closing Date after the Closing outside of the Ordinary Course of Business.
VII.4.Limitations on Indemnification Obligations of Parent. Parent’s obligations pursuant to the provisions of this ARTICLE VII are subject to the following limitations:
(a)The Seller Indemnitees shall not be entitled to recover from Parent under Section 7.2(a) with respect to a particular loss unless a claim has been asserted by a

Notice of Loss delivered to Parent, on or prior to the twelve (12) month anniversary of the Closing. For the avoidance of doubt, with respect to any matter that is the subject of a claim for which a Notice of Loss is submitted within the periods specified in the prior sentence, the representation or warranty which is the subject of such claim shall survive, to the extent of such claim, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given. The covenants and agreements contained in this Agreement that are to be performed at or prior to the Closing shall survive until the twelve (12) month anniversary of the Closing. The covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive the Closing in accordance with their terms.
(b)No Seller Indemnitee shall not be entitled to recover under Section 7.2(a) to the extent that the aggregate Damages actually paid by Parent to Seller thereunder would thereby exceed Twelve Million Four Hundred Thousand Dollars ($12,400,000).
(c)Notwithstanding anything to the contrary herein contained, the limitations on indemnification set forth in this Section 7.4 shall not apply to, and the indemnification obligations under Section 7.4 shall not limit, Seller’s right to recover Damages which result from or arise out of Fraud.
VII.5.Third Party Claims.
(a)Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that the failure to timely give such notice shall not affect the obligations of the Indemnifying Party under this ARTICLE VII except to the extent that the Indemnifying Party is actually prejudiced thereby.
(b)Except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim, if the defense of a Third Party Claim is so tendered and the Indemnifying Party accepts such tender and acknowledges in writing without qualification its indemnification obligation with respect to such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right to enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, (ii) such settlement would create any financial or other obligation on the part of the Indemnified Party in excess of the amount not subject to pending claims under the Indemnity Escrow Amount, or (iii) such settlement would not result in the full and general release of the Indemnified Party. The Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Claim relates to or arises in connection with any criminal Proceeding, indictment or allegation, (B) the Third Party Claim seeks injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages) or, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of Parent or its subsidiaries (including the Acquired Companies), (C) the Available Amount is determined in good faith by Parent to be less than twice the Maximum Liability Estimate (both such terms as defined in Section 6.5(c)(ii), applied as though the phrase “audit or proceeding” referred to the Third Party Claim at issue), (D) the Indemnified Party is seeking recovery, or such claim would reduce the retention, under the R&W Insurance Policy, or (E) the Third Party Claim involves any customer, supplier, reseller or other material business relation of the Acquired Companies or Governmental Authority.
(c)Coordination with Tax Contests. If there shall be any conflicts between the provisions of this Section 7.5, on the one hand, and Section 6.5(c) (relating to Tax contests) and Section 6.5(f) (relating to Voluntary Disclosure Filings), on the other hand, the provisions of Section 6.5(c) and Section 6.5(f) shall control with respect to Tax contests and Voluntary Disclosure Filings, respectively.
VII.6.Mitigation. Each party hereto shall use reasonable best efforts to mitigate and otherwise minimize the Damages as required under Law upon and after becoming actually aware of any event that would be reasonably expected to give rise to any claim for indemnification pursuant to this ARTICLE VII.
VII.7.Indemnification Payments as an Adjustment to Merger Consideration. Parent and Seller agree to report each indemnification payment made in respect of any Damages as an adjustment to the Merger Consideration for federal income Tax purposes unless Seller and Parent determine in good faith that such reporting position is incorrect.
VII.8.R&W Insurance Policy. In the event Parent asserts any claim under the R&W Insurance Policy, Seller agrees to use reasonable best efforts to cooperate in accordance with the terms of the R&W Insurance Policy. Following disbursement of the Indemnity Escrow Amount pursuant to Section 7.9, Seller shall have no obligation for any claim brought pursuant to Section 7.1(a), and Parent’s and Parent Indemnitees’ sole recourse for any claim brought pursuant to Section 7.1(a) shall be the R&W Insurance Policy if one is obtained.

VII.9.Disbursement of Indemnity Escrows.
(a)Subject to and in accordance with the terms of the Escrow Agreement, the parties agree to cause the Escrow Agent to release from the Indemnity Escrow Amount, to the extent of any Indemnity Escrow Amount remaining, any amounts owed under Sections 7.1(a) and 7.1(c) to the Parent Indemnitees reasonably promptly following final determination of such amounts owed thereunder in accordance with this ARTICLE VII.
(b)Reasonably promptly following the twelve (12) month anniversary of the Closing Date, the parties shall jointly instruct the Escrow Agent to disburse to Seller any portion of the Indemnity Escrow Amount remaining in such account that is not subject to any unresolved claims.
VII.10.Exclusive Remedies.
(a)From and after the Closing, other than in respect of claims which result from or arise out of Fraud, the provisions of this ARTICLE VII and Section 6.4 (Injunctive Relief) set forth the exclusive remedy of the parties hereto for any and all Damages or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule, certificate or ancillary document delivered hereunder. Notwithstanding the foregoing, this Section 7.10 shall not (x) operate to interfere with or impede the operation of the provisions of ARTICLE I providing for the resolution of certain Disputes relating to the Closing Statement between the parties and/or by the Arbitrating Accountants, (y) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or (z) limit the rights of the parties to seek any remedies expressly available under any of Seller’s Ancillary Documents or Parent’s Ancillary Documents, including the Transition Services Agreement and the Escrow Agreement. Notwithstanding anything to the contrary herein, nothing shall limit the liability of any party hereto with respect to Fraud.
(b)The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby (including Section 7.3 and this Section 7.10), constitute an integral part of the consideration given to Seller, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
VII.11.Determination of Damages.
(a)The parties hereby acknowledge and agree that qualifications as to materiality or “Material Adverse Effect” (or any similar qualification) in any representation, warranty or covenant set forth herein or in any other document contemplated by this Agreement shall be ignored both for the purpose of determining whether a breach of a representation, warranty or covenant has occurred, and for determining the amount of applicable Damages, which shall be calculated without regard to any such qualifiers contained in any such breached representation, warranty or covenant.
(b)The amount of any Damages subject to indemnification under Section 7.1 or 7.2 shall be calculated net of (i) any Tax benefit realized as an actual reduction in cash taxes payable (including as a result of the receipt of a refund of Taxes previously paid) by the Indemnitee or its Affiliates on account of such Damages in the taxable year in which or prior to which the applicable indemnification payment is made (a “Tax Benefit”) and (ii) any insurance proceeds (excluding any recovery under the R&W Insurance Policy) or any indemnity, contribution or other similar payment actually recovered by the Indemnitee from any third party with respect thereto, net of any premiums and costs of recovery, if any (and Parent will use, and will cause each of its Affiliates to use, its reasonable best efforts to obtain any such insurance proceeds or similar payment). If Parent (or one if its Affiliates, including the Acquired Companies from and after the Closing) or Seller (or one of its Affiliates), as applicable, receives a Tax Benefit on account of Damages subject to indemnification under Sections 7.1 or 7.2 within two years of such Damages being incurred, and such Tax Benefit is received after an indemnification payment is made to it (or one of its Affiliates), Parent or Seller, as applicable, shall promptly pay to the other by wire transfer of immediately available funds to the account or accounts designated by the other the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized as an actual reduction in cash taxes payable (including as a result of the receipt of a refund of Taxes previously paid) by Parent or Seller (or their respective Affiliates), as applicable.
(c)No Parent Indemnitee shall have any right to indemnification hereunder with respect to any Damages or alleged Damages to the extent such Damages or alleged Damages are expressly included in the adjustment to the Merger Consideration contemplated by Section 1.8 (with the intent of this provision to merely be to avoid “double counting” and not to limit the scope of the representations and warranties hereunder).
(d)For clarity, any Indemnified Party’s right to indemnification for Damages or other remedies pursuant to this ARTICLE VII shall not be affected or deemed waived by reason of any investigation conducted, or any knowledge or information acquired (or capable of being acquired), by such Indemnified Party (or any Representatives of such Indemnified Party) at any time, whether before or after the Closing Date, relating to the facts, matters or circumstances constituting or resulting in the breach or inaccuracy (alleged or otherwise) of the representation, warranty, covenant or agreement giving rise to such Damages.
VII.12.Acknowledgment of Parent.  Parent acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies, that Parent has been provided sufficient access to the properties, records and personnel of the Acquired Companies and Seller for this purpose, and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied solely and exclusively on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in Section 2.2, as qualified by the Disclosure Schedules.  Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller to Parent in connection with the transactions contemplated hereby, and Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the projections, budgets, pipeline reports and other forecasts and plans, future or historical financial condition, results of operations, assets or liabilities of the Acquired Companies, or the quality, quantity or condition of the Acquired Companies’ assets) are specifically disclaimed by Seller and the Acquired Companies.   EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF SELLER OR THE ACQUIRED COMPANIES MAKES OR PROVIDES, AND PARENT HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ACQUIRED COMPANIES’ ASSETS OR ANY PART THEREOF. In connection with Parent's investigation of the Acquired Companies, Parent has received, outside of the representations and warranties set forth herein, certain projections, including projected statements of operating revenues and income from operations of the Acquired Companies and certain business plan information.  Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that Parent is familiar with such uncertainties and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans.  Accordingly, Parent hereby acknowledges that neither Seller nor the Acquired Companies is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that Parent has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans.  Parent further agrees, for itself and its Affiliates, that, except as expressly provided in this Agreement, (i) neither Seller, the Acquired Companies, their Affiliates nor any other Person will have or be subject to any liability to Parent, Parent’s Affiliates or any other Person resulting from the distribution to Parent or any of Parent’s Affiliates, or Parent's or Parent’s Affiliates’ use of, any such information, including any information, document or material made available to Parent or Parent’s Affiliates in certain “data rooms,” management presentations, confidential information memorandum, or any other form in expectation of the transactions contemplated by this Agreement, including liability related to the completeness or accuracy of any such information, and (ii) Parent has not relied on any such information.

ARTICLE VIII
Miscellaneous
VIII.1.Publicity. Except as otherwise required by Law or regulatory or stock exchange rules, press releases concerning the transactions contemplated by this Agreement shall be made only with the prior agreement of Seller and Parent. The foregoing shall not apply to restrict the dissemination of customary information by Parent, TSCP or their respective Affiliates to current or prospective limited partners, lenders, insurers, investors or prospective limited partners, lenders, insurers or investors. Notwithstanding anything to the contrary herein, Seller and Parent and their respective Affiliates shall release the press release in substantially the form attached hereto as Exhibit D.
VIII.2.Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by email or by nationally recognized private courier. Notices delivered by hand, by email or by nationally recognized private carrier shall be deemed given on the day of receipt. All notices shall be addressed as follows: (a) if to Seller, addressed to Maravai Life Sciences, Inc., 10770 Wateridge Circle, Suite 200, San Diego, California 92121, Email: kurt.oreshack@maravai.com, Attention: Kurt A. Oreshack, with a copy (which shall not constitute notice) to Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, Email: sanford.perl@kirkland.com, michael.weed@kirkland.com and daniel.guerin@kirkland.com, Attention: Sanford E. Perl, P.C., Michael H. Weed, P.C. and Daniel A. Guerin, P.C.; (b) if to Parent, addressed to Parent, c/o Thompson Street Capital Partners VI, L.P., 7676 Forsyth Blvd., Suite 2700, Saint Louis, Missouri 63105, Email: jwetzel@tscp.com and cmilburn@tscp.com, Attention: JC Wetzel and Clayton Milburn, with a copy (which shall not constitute notice) to Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, Email: rwilen@sidley.com and bsteele@sidley.com, Attention: Roger Wilen and Brent Steele; and (c) to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 8.2.
VIII.3.Fees and Expenses. Except as provided in this Agreement, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’, brokers’ and other professional fees and expenses. Parent, on the one hand, and Seller, on the other hand, shall each bear one-half (1/2) of all costs and expenses owed to the Escrow Agent at Closing.
VIII.4.Entire Agreement. This Agreement, Parent’s Ancillary Documents, Seller’s Ancillary Documents and the instruments to be delivered by the parties pursuant to the provisions hereof and thereof (a) constitute the entire agreement between the parties and (b) supersede any prior agreements, representations or warranties between the parties regarding the subject matter hereof and thereof, including that certain letter of intent relating to the transactions contemplated by this Agreement, dated as of June 9, 2021.

VIII.5.Survival; Non-Waiver. All representations, warranties and covenants contained in the Agreement or any Contract delivered in connection with this Agreement shall survive as set forth herein regardless of any investigation or lack of investigation by any of the parties hereto (and none shall merge into any instrument of conveyance). The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
VIII.6.Applicable Law; Venue.
(a)This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that State, without regard to any conflict of law principles of the State of Delaware.
(b)Each party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the City of Wilmington or, if the Chancery Court determines that it does not have subject matter jurisdiction over the applicable lawsuit, the state and federal courts of the State of Delaware for the purpose of any lawsuit between or among the parties arising in whole or in part under or in connection with this Agreement or any of Parent’s Ancillary Documents or Seller’s Ancillary Documents, (ii) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any of Parent’s Ancillary Documents or Seller’s Ancillary Documents or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such lawsuit other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order or judgment issued by one of the above named courts.
VIII.7.WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
VIII.8.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Other than ARTICLE IV (with respect to the Parent Indemnitees and the Seller Indemnitees), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
VIII.9.Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties; provided that either Parent or Seller may, in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement (a) to one or more of its Affiliates, (b) to any of its lenders (or agents therefor) as collateral security (including any pledge of such rights and obligations and any further assignment or transfer that may occur due to a foreclosure or other remedy under the applicable loan documents) and (c) in connection with a sale of all or a portion of its business, provided that in each event, Parent or Seller, as applicable, shall not be released from its obligations hereunder.
VIII.10.Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
VIII.11.Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with Law.
VIII.12.Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
VIII.13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any applicable jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.
VIII.14.Counterparts. This Agreement may be executed by counterpart signature, each of which signature shall be deemed an original, all of which together shall constitute one in the same instrument. Furthermore, delivery of a copy of such signature by facsimile transmission, email or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document.
VIII.15.Interpretation. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.” The terms “herein,” “hereunder,” “herewith” and “hereof” and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” to Parent within the meaning of this Agreement if such document or item was included at least five (5) days prior to the date of this Agreement in the electronic data room maintained on behalf of Seller by Donnelley Financial Solutions (as evidenced by a CD-ROM, “flash drive” or other storage device imprinted with all such documents or information and, promptly following the date hereof, delivered to Parent and a second copy delivered to the underwriter of the R&W Insurance Policy.
VIII.16.Provision Respecting Legal Representation. Each of Parent and the Acquired Companies hereby agrees, on its own behalf and on behalf of its directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute related to this Agreement or the transactions contemplated hereby arises after the Closing between Parent and/or the Acquired Companies, on the one hand, and Seller and/or their respective Affiliates, Kirkland & Ellis LLP (the “Current Legal Counsel”) may represent Seller, or any of its directors, managers, equityholders, members, partners, officers, employees or Affiliates in such dispute even though the interests of such Persons may be directly adverse to Parent or any Acquired Company, and even though the Current Legal Counsel may have represented the Acquired Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Parent or the Acquired Companies. Parent further agrees that, as to all communications among the Current Legal Counsel and the Acquired Companies, Seller and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Parent or the

Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Parent or any Acquired Company and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by the Current Legal Counsel to such third party; provided, however, that no Acquired Company may waive such privilege without the prior written consent of Seller.
VIII.17.Non-Recourse. Except as expressly set forth in this Agreement or any documents contemplated hereby, all obligations, Liabilities or Proceedings (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby, may be made only against the Persons that are expressly identified as parties to this Agreement or the documents contemplated hereby (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings or Liabilities arising under, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, Proceedings and obligations against any such Nonparty Affiliates.
VIII.18.Definitions.
(a)“Accounting Principles” means GAAP, applied in a manner consistent with the accounting principles and practices applied in the preparation of the Financial Statements (to the extent such methodology is in accordance with GAAP).
(b)“Acquired Companies” means the Company and each of its direct and indirect subsidiaries, assuming the Solulink Transfer occurred immediately prior to the execution of this Agreement.
(c)“Affiliate” means, with respect to any Person, any other Person which Controls such Person, which such Person Controls, or which is under common Control with such Person.
(d)“Agreement” has the meaning set forth in the Preamble.
(e)“Annual Financial Statements” has the meaning set forth in Section 2.2(e)(ii).

(f)“Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or any other applicable anti-corruption or anti-bribery Laws or any similar Laws of any other jurisdiction where the Acquired Companies operate or conduct business.
(g)“Arbitrating Accountant” has the meaning set forth in Section 1.9(d).
(h)“Available Amount” has the meaning set forth in Section 6.5(c)(ii).
(i)“Burlingame Lease” means that certain Lease, dated January 10, 2020, by and between the Company and SHAC Ingold, as amended by the First Amendment to Lease, dated August 31, 2020.
(j)“Business” means the Solulink Business and the business conducted and/or contemplated to be conducted by the Acquired Companies prior to the Closing, which includes the manufacture of labeling and detection reagents for immunohistochemistry, immunofluorescence, glycobiology and bioconjugation.
(k)“Business Day” means any day other than a Saturday, Sunday or a holiday observed by the Federal Reserve Bank of New York.
(l)“Business Employee” means any employee of the Acquired Companies.
(m)“Business Guarantees” means all guarantees, letters of credit, letters of comfort, bonds (including customs, bid and performance bonds), sureties and other credit support or assurances provided by (i) any of the Retained Companies in support of any obligation of the Business or the Acquired Companies or (ii) any of the Acquired Companies in support of any obligation of the Retained Companies.
(n)“Cash” means the following amounts determined as of immediately prior to Closing: (i) cash-on-hand and cash in bank accounts of, and all cash equivalents and marketable securities held by, the Acquired Companies, plus (ii) the aggregate amount of any checks, drafts and wires issued to or received by the Acquired Companies that have not cleared at such time, minus (iii) the aggregate amount of checks, drafts or wires written or issued by the Acquired Companies that have not cleared at such time. For the avoidance of doubt, (1) with respect to outstanding checks, drafts and wires, Cash will not be reduced by the amounts thereof if the associated current liability is included in the computation of Closing Working Capital, but Cash will be reduced by such amounts if and to the extent the associated current liability is not included in such computation of Closing Working Capital, (2) Cash will not include amounts collected by the Acquired Companies if the associated accounts receivable is included in the computation of Closing Working Capital, but Cash will include such amounts if and to the extent the associated accounts receivable is not included in such computation of Closing Working Capital, and (3) Cash will not include security deposits.

(o)“Certificate of Merger” has the meaning set forth in Section 1.2(b).
(p)“CGCL” has the meaning set forth in the Recitals.
(q)“Claims” means any encumbrances, liens (statutory or other), security interests, easements, mortgages, deeds of trust, options, pledges, deposits, hypothecations, charges, rights of first refusal, preemptive rights, rights-of-way, easements, title defects, or restrictions of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset) and any agreement or arrangement to create any of the foregoing or having similar effect.
(r)“Closing” has the meaning set forth in Section 1.10.
(s)“Closing Date” has the meaning set forth in Section 1.10.
(t)“Closing Liabilities” means (i) any accrued but unpaid Indemnified Taxes solely for the jurisdictions in which the Acquired Companies have historically filed Tax Returns, calculated in accordance with past practice (including reporting positions, elections, and accounting methods) of the Acquired Companies in preparing Income Tax Returns (except as required under applicable Law or otherwise provided in this definition), as well as any transfer Taxes for which Seller is liable pursuant to Section 6.5(a)(iii), and interest and penalties thereon whether accruing prior to or following the Closing; provided that for purposes of calculating any such Taxes, (A) all Transaction Tax Deductions shall be taken into account to the extent permitted by Law in the Pre-Closing Tax Period, applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (B) any Taxes attributable to transactions outside the ordinary course of business executed at the direction of Parent or with respect to Parent financing shall be excluded, (C) any Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date and after the time of the Closing shall be excluded, (D) any liabilities for accruals or reserves established or required to be established under GAAP for contingent Taxes or with respect to uncertain Tax positions shall be excluded, (E) any deferred Tax liabilities and deferred Tax assets shall be excluded, and (F) any Income Tax refunds and overpayments of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period shall be taken into account, (ii) any unfunded or under-funded pension obligations of the Acquired Companies, (iii) to the extent not paid in full prior to the Closing, any outstanding payments under appreciation rights or similar plans or any deferred compensation, annual or special bonuses, accrued commissions, profit sharing payments, phantom stock payments or other similar payments payable by the Acquired Companies to any employee or former employee of the Acquired Companies and attributable to pre-Closing periods or payable solely as a result of the transactions contemplated by this Agreement (except that any special bonuses for which an Acquired Company is liable as a result of the Relocation will not be included under this Agreement as Closing Liabilities), (iv) severance obligations of the Acquired Companies outstanding at the

Closing and any severance obligations triggered solely by the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any severance obligations triggered by actions of Parent following the Closing), (v) the employer’s share of any payroll Taxes due in connection with any such payments in (ii) through (iv), (vi) any unpaid VDA Taxes with respect to Voluntary Disclosure Filings in Maryland, New York and Washington, (vii) any negative accounts receivable balances of the Acquired Companies, and (viii) any aged liabilities from operations of Vector Laboratories (Canada), Inc.
(u)“Closing Statement” has the meaning set forth in Section 1.9(a).
(v)“Closing Working Capital” means, as of immediately prior to the Closing, to the extent not included in the calculation of Indebtedness, Transaction Expenses, Cash or Closing Liabilities, the following amount, calculated immediately prior to the Closing in accordance with Accounting Principles: (i) the current assets of the Acquired Companies (in each case, including accounts receivable (net of allowances) and prepayments, but excluding all Cash and any assets relating to Taxes) set forth on Exhibit E minus (ii) the current liabilities of the Acquired Companies (in each case, including accounts payable and accrued expenses, but excluding all Indebtedness, Transaction Expenses, and Closing Liabilities and any liabilities relating to Taxes other than current accrued payroll Taxes) set forth on Exhibit E. Deferred gain on sale leaseback of real estate shall not be included in Closing Working Capital, Indebtedness or Closing Liabilities (in each case, notwithstanding anything to the contrary in such definitions).
(w)“Code” means the United States Internal Revenue Code of 1986, as amended.
(x)“Company” has the meaning set forth in the Recitals.
(y)“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Acquired Companies, including Personal Data, that are used by the Acquired Companies or necessary to the Business.
(z)“Company Intellectual Property” shall mean (i) all Company Registered Intellectual Property and (ii) any other Intellectual Property Rights owned by or licensed to any Acquired Company. For the avoidance of doubt, Company Intellectual Property includes, without limitation, all Intellectual Property Rights owned by or licensed to TriLink or any of its Affiliates that was transferred or assigned, or required to be transferred or assigned, to the Acquired Companies as part of the Solulink Transfer.
(aa)“Company Plan” has the meaning set forth in Section 2.2(p)(i).
(ab)“Company Privacy Policy” means any (i) internal or external present data protection, data usage, privacy and security policies of the Acquired Companies, and (ii)

policies and obligations applicable to the Acquired Companies as a result of any certification relating to privacy, security, or the Processing of Personal Data.
(ac) “Company Registered Intellectual Property” means all Registered Intellectual Property Rights owned by, filed in the name of or applied for by (i) the Acquired Companies and/or any of their Affiliates, and (ii) TriLink and/or any of its Affiliates with respect to the Solulink Business.
(ad)“Company Standard Employment Agreement” has the meaning set forth in Section 2.2(x)(ii).
(ae)“Confidential Information” has the meaning set forth in Section 6.3.
(af)“Consolidated Seller Tax Return” has the meaning set forth in Section 6.5(b).
(ag)“Contract” means any written, oral or other agreement (including “click-through” agreement), contract, license, lease, obligation, promise, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, sale order, work order, insurance policy, or commitment.
(ah)“Contracting Parties” has the meaning set forth in Section 8.17.
(ai) “Control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, through voting securities, Contract or otherwise.
(aj)“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
(ak)“Credit Release Documentation” has the meaning set forth in Section 1.11(a)(iv).
(al)“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreak.
(am)“COVID-19 Measures” means any measures taken to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
(an)“Current Legal Counsel” has the meaning set forth in Section 8.16.

(ao)“Damages” means all liabilities, losses, obligations, judgments, awards, settlements, assessments, levies, Taxes, fines, penalties, damages, natural resource damages, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, experts’ and third party advisors’ fees and expenses, sustained or incurred in connection with the defense, investigation, adjudication, settlement or other resolution of any indemnification claim. “Damages” does not include, and no party hereto shall be entitled to recover, any punitive damages, except to the extent awarded to a third party.
(ap)“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of, at the direction of, or while providing services to, the Acquired Companies.
(aq)“Deductible” has the meaning set forth in Section 7.3(a).
(ar)“DGCL” has the meaning set forth in the Recitals.
(as)“Disclosure Schedules” mean the schedules delivered by Seller to Parent concurrently herewith.
(at)“Dispute” has the meaning set forth in Section 1.9(c).
(au)“Dispute Notice” has the meaning set forth in Section 1.9(c).
(av)“Dispute Period” has the meaning set forth in Section 1.9(c).
(aw)“Downward Adjustment Amount” has the meaning set forth in Section 1.9(f).
(ax)“Effective Time” has the meaning set forth in Section 1.2(b).
(ay)“Employee Plan” has the meaning set forth in Section 2.2(p)(i).
(az)“Environmental Laws” means any Law relating to pollution or protection of the environment, natural resources, or human or occupational health and safety as it relates to human exposure to Hazardous Materials.
(ba)“Environmental Permit” means any Permit required by or from any Governmental Authority under any Environmental Law.
(bb)“Equipment” has the meaning set forth in Section 2.2(g).
(bc)“Equity Commitment Letter” has the meaning set forth in the Recitals.
(bd)“Equity Securities” means any of the following: (i) corporate shares, limited liability company membership interests, participation units or similar interests, and general and limited partnership interests, (ii) rights to receive a share of profits and losses or a distribution of assets (including phantom stock, stock appreciation, profit participation and other similar rights), (iii) other securities commonly regarded as equity securities, (iv) any right to acquire any of the foregoing, including subscriptions, warrants, options, preemptive rights, calls or commitments of any kind and (v) any right to convert into, exercise or exchange for any of the foregoing.
(be)“ERISA” has the meaning set forth in Section 2.2(p)(i).
(bf)“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) under common control with, or otherwise treated as a single employer with, such Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
(bg)“Escrow Agent” has the meaning set forth in Section 1.8(b)(ii).
(bh)“Escrow Agreement” has the meaning set forth in Section 1.8(b)(ii).
(bi)“Escrow Amounts” has the meaning set forth in Section 1.8(b)(ii).
(bj)“Estimated Closing Statement” has the meaning set forth in Section 1.8(a).
(bk)“Estimated Merger Consideration” has the meaning set forth in Section 1.8(a).
(bl)“Export Controls” has the meaning set forth in Section 2.2(u).
(bm)“Financial Statements” has the meaning set forth in Section 2.2(e)(ii).
(bn)“Financing” has the meaning set forth in Section 4.5.
(bo)“Fraud” means actual (and not constructive) common law fraud under Delaware Law with respect to the representations and warranties expressly set forth in this Agreement.
(bp)“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
(bq)“Guaranty” has the meaning set forth in the Recitals.
(br)“Guaranteed Obligations” has the meaning set forth in Section 6.8(a).
(bs)“Government Official” means any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any director, officer, employee, agent or other person, in each case acting in his or her capacity as a representative of a Governmental Authority.

(bt)“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body established to perform such functions.
(bu)“Hazardous Material” means and includes petroleum, asbestos and asbestos containing materials, polychlorinated biphenyls, lead-based paint, toxic mold and any other substance defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which Liability or standards of care are imposed by, any Environmental Law.
(bv)“HIPAA” means collectively: (i) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including but not limited to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (iii) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing rules regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services; and (iv) any federal, state and local Laws regulating the privacy and/or security of individually identifiable information, in each case, as the same may be amended, modified or supplemented from time to time.
(bw)“Inbound Licenses” has the meaning set forth in Section 2.2(x)(ii).
(bx)“Indebtedness” means (without duplication) the sum of the following items for the Acquired Companies and the Business, as of immediately prior to the Closing: (i) the principal amount of any indebtedness, whether evidenced by notes, debentures or similar instrument or otherwise, for borrowed money outstanding together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due or being repaid as a result of the transactions contemplated by this Agreement, (ii) any unpaid interest owing on the indebtedness described in clause (i) above, (iii) obligations of the Acquired Companies in respect of capital or finance leases in the Financial Statements or in accordance with GAAP (but excluding any obligations associated with leases classified as operating leases in the Financial Statements) and any obligations for deferred consideration relating to the purchase of any property, assets or services, including any “earn-out” or other similar performance-based contingent payment obligations, (iv) to the extent drawn, obligations in respect of banker’s acceptances or letters of credit (other than letters of credit in respect of accounts payable reflected in the Closing Working Capital) issued or created for the account or benefit of the Acquired Companies (including any letters of credit supporting any bonds), (v) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (iv) of any other Person secured by any Claim on any assets of the Acquired

Companies, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business, (vi) guarantees of obligations of the type described in clauses (i) through (iv) above of any other Person, (vii) any payment obligation in respect of interest under any existing interest rate swap or hedge Contract entered into by any Acquired Company with respect to any Indebtedness described in clause (i) or (ii) above, and any costs associated with termination of any such arrangement and all accrued and unpaid dividends or distributions, (viii) any amounts payable to current or former equityholders of the Acquired Companies, (ix) any obligation or liability under any loan, grant or assistance provided by any foreign, federal, state, local or other governmental authority or regulatory body, if the Acquired Companies are required to pay back such loan, grant or assistance, including any amounts loaned to, issued to or made available to any Acquired Company under the Paycheck Protection Program, and (x) all accrued and unpaid interest, penalties, prepayment penalties or premiums, breakage, and make-whole payments related to any of the foregoing.
(by)“Indemnified Party” means, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to ARTICLE VII.
(bz)“Indemnified Taxes” means (A) Taxes imposed on any Acquired Company for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (B) Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of Law) and (C) any Taxes attributable to the Solulink Transfer. For the avoidance of doubt, Seller shall be liable for (1) any accrued but unpaid payroll and other employment Taxes owed by the Acquired Companies and deferred past their original due date pursuant to Section 2302 of the CARES Act to the extent such Taxes otherwise relate to a taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (2) any Taxes imposed on an Acquired Company as a result of income of any “specified foreign corporation” within the meaning of Section 965 of the Code and any income attributable to any Acquired Company described in Section 951A(b) of the Code realized prior to or on the Closing Date (such income being computed assuming that such specified foreign corporation had a year that ends on the Closing Date and closed its books).
(ca)“Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under ARTICLE VII to another party hereto.
(cb)“Indemnitees” has the meaning set forth in Section 7.1(c).

(cc)“Indemnity Escrow Amount” has the meaning set forth in Section 1.8(b)(ii).
(cd)“Insurance Policies” has the meaning set forth in Section 2.2(i).
(ce)“Intellectual Property Rights” shall mean, on a worldwide basis, any and all tangible and intangible intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including:  (i) any and all United States and foreign patents and utility models and equivalent or similar rights anywhere in the world (collectively, “Patents”); (ii) any and all United States and foreign copyrights, works of authorship, Software, mask works, moral rights and other copyrightable subject matter throughout the world (collectively, “Copyrights”); (iii) any and all United States and foreign trademarks, service marks, trade names, logos, mottos, slogans, taglines, corporate names, product names, service names, character names and Internet domain names and addresses, all other indicia of commercial source or origin, and all goodwill associated therewith throughout the world (collectively, “Trademarks”); (iv) any and all trade secrets under applicable law and other rights in know-how and confidential, proprietary information, including any and all (A) processing, manufacturing, marketing, business or customer information, (B) inventions, processes, ideas, formulae, algorithms, specifications, designs and methods, and (C) all documentation relating thereto (including papers, blueprints, drawings, reports, diaries, annotations and notebooks) (collectively, “Trade Secrets”); (v) any and all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the world and however designated) whether or not analogous to any of the foregoing rights (including character rights, “rental” rights, remuneration rights, merchandising rights, advertising rights, rights of publicity, and all other commercial rights), whether arising by operation of law, contract, license or otherwise; (vi) any and all tangible embodiments of any of the foregoing, in any form and in any media; (vii) any and all registrations, applications, renewals, extensions, continuations, continuations-in-part, provisionals, divisionals, reissues and re-examinations thereof now or hereafter in force throughout the universe (including rights in any of the foregoing) (collectively, “Registrations”) and (viii) any and all Claims (whether past, present or future) arising from or related to any of the foregoing, including the sole, exclusive and independent right to enforce any and all such Claims.
(cf)“Interim Financial Statements” has the meaning set forth in Section 2.2(e)(ii).
(cg) “IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned by the Acquired Companies.
(ch)“Knowledge” of Seller and words of similar import shall be deemed to include the knowledge as of the Closing Date of Carl Hull, Lisa Sellers, Kurt Oreshack, Michael Baffi, Karen Hart, and Pam James, after reasonable inquiry.
(ci)“Law” means any foreign, federal, state, provincial, local, municipal or other law, statute, legislation, constitution, principle of common law, ordinance, code, edict, judgment, decree, proclamation, treaty, directive, rule, regulation, arbitral award, Order, written regulatory guidance, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
(cj)“Lease” has the meaning set forth in Section 2.2(v)(i).
(ck)“Leased Premises” has the meaning set forth in Section 2.2(v)(i).
(cl)“Liability” means any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) whether or not required by GAAP to be provided or reserved against on a balance sheet.
(cm)“Licensed Company Intellectual Property” has the meaning set forth in Section 2.2(x)(ii).
(cn)“Licensed Marks” has the meaning set forth in Section 6.9(a).
(co)“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
(cp)“Maravai Guarantee” has the meaning set forth in Section 6.8(a).
(cq)“Maravai Guarantors” has the meaning set forth in the Preamble.
(cr)“Maravai Intermediate Holdings” has the meaning set forth in the Preamble.
(cs)“Maravai LifeSciences Holdings” has the meaning set forth in the Preamble.

(ct)“Material Adverse Effect” means any change, effect, circumstance, fact, event, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (x) the assets, properties, results of operations, liabilities, business or financial condition of the Acquired Companies taken as a whole or (y) the ability of Seller to consummate the Closing; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, circumstance, fact, event, occurrence or development attributable to (i) the negotiation, announcement, performance or execution of this Agreement or the consummation of the transactions contemplated by this Agreement; (ii) conditions generally affecting the industries in which the Acquired Companies participate, the U.S. economy as a whole or the capital markets in general (including currency fluctuation) or the markets in which the Acquired Companies operate; (iii) any change in applicable Laws; (iv) any change in GAAP or other accounting requirements or principles; (v) natural disasters or acts of nature or any national or international political or social conditions, including civil unrest, protests and public demonstrations and any governmental responses thereto; (vi) the failure of the Acquired Companies to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement or guideline following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism or (ix) the identity of Parent or any of its Affiliates as the acquiror of the Acquired Companies (or any facts and circumstances concerning Parent or any of its Affiliates); provided that, in the case of clauses (ii), (iii), (iv) and (vi) above, if such change, effect, circumstance, fact event, occurrence or development disproportionately affects the Acquired Companies as compared to other Persons or businesses that operate in the industries in which the Acquired Companies operate, then the disproportionate aspect of such change, effect, circumstance, fact, event, occurrence or development may be taken into account in determining whether a Material Adverse Effect has or will occur.
(cu)“Material Contracts” has the meaning set forth in Section 2.2(n)(i).

(cv)“Maximum Liability Estimate” has the meaning set forth in Section 6.5(c)(ii).
(cw)“Merger” has the meaning set forth in the Recitals.
(cx)“Merger Consideration” has the meaning set forth in Section 1.7.
(cy)    “Merger Consideration Adjustment Escrow Amount” has the meaning set forth in Section 1.4(b)(ii).
(cz)“Merger Sub” has the meaning set forth in the Preamble.
(da)“New Plans” has the meaning set forth in Section 6.10.
(db)“Nonparty Affiliates” has the meaning set forth in Section 8.17.
(dc)“Notice of Loss” has the meaning set forth in Section 7.3(b).
(dd)“OFAC” has the meaning set forth in Section 2.2(u).
(de)“Order” has the meaning set forth in Section 2.1(c).
(df)“Ordinary Course of Business” means the ordinary course of business operations of the Acquired Companies, or of TriLink and its Affiliates with respect to the Solulink Business, consistent with its past practices.
(dg)“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.
(dh)“Outbound Licenses” has the meaning set forth in Section 2.2(x)(ii).
(di)“Outside Date” has the meaning set forth in Section 5.1(b)(i).
(dj)“Owned Company Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by any Acquired Company. For the avoidance of doubt, Owned Company Intellectual Property includes, without limitation, all Intellectual Property Rights owned, or purported to be owned, by TriLink or any of its Affiliates that was transferred or assigned, or required to be transferred or assigned, to the Acquired Companies as part of the Solulink Transfer.

(dk) “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Acquired Companies.
(dl)“Parent” has the meaning set forth in the Preamble.
(dm)“Parent Indemnitee” has the meaning set forth in Section 7.1.
(dn)“Parent Tax Return” has the meaning set forth in Section 6.5(b).
(do)“Parent Released Party” has the meaning set forth in Section 6.6.
(dp)“Parent’s Ancillary Documents” has the meaning set forth in Section 2.1(b).
(dq)“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
(dr)“Permits” has the meaning set forth in Section 2.2(o).
(ds)“Permitted Claims” means (i) statutory Claims for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which adequate accruals or reserves have been established on the Acquired Companies’ books and records in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Claims arising or incurred in the Ordinary Course of Business which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which adequate accruals or reserves have been established on the Acquired Companies’ books and records in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Premises which are not violated by the current use and operation of the Leased Premises; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Premises which do not materially impair (A) the occupancy or use of the Leased Premises for the purposes for which it is currently used in connection with the Acquired Companies’ businesses or (B) the value of the Leased Premises; (v) title to any portion of the Leased Premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of such Leased Premises; and (vi) Claims arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; other than, in each of clause (i) through (vi) those which would materially adversely impact the operation of the business of the Acquired Companies as currently conducted.

(dt)“Person” means any individual, sole proprietorship, company, firm, business, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, estate, cooperative, foundation, society, political party, union, Governmental Authority, or any other enterprise, association, organization or entity of any kind.
(du)“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (ii) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements; or (iii) any other information that allows the identification of a natural person.
(dv)“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.
(dw)“Privacy Requirements” means (i) Laws relating to the protection or Processing of Personal Data that are applicable to the Acquired Companies, including, to the extent applicable: the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; HIPAA; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the EU e-Privacy Directive 2002/58/EC as implemented by countries within the European Economic Area; the EU General Data Protection Regulation 2016/679 as implemented by countries within the EEA; the UK Data Protection Act 2018, the UK General Data Protection Regulation, and the Privacy and Electronic Communications Regulations 2003; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (ii) each Contract relating to the Processing of Personal Data applicable to the Acquired Companies; and (iii) each rule, code of conduct, or other requirement of self-regulatory bodies and industry standards in each case, that relate to the protection or Processing of Personal Data and to which any Acquired Company is bound, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).
(dx)“Proceeding” means any action, claim, suit, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, hearing, inquiry, audit, review, citation, examination or investigation, government charge or subpoena of any kind or nature whatsoever, whether at law or in equity.
(dy)“Processing”, “Process”, “Processed”, means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.
(dz)“R&W Insurance Policy” means that certain representation and warranty insurance policy to be issued by DUAL Transaction Risk, in favor of Parent.
(ea)“Records” has the meaning set forth in Section 4.1.
(eb)“Registered Intellectual Property Rights” means all United States, international and foreign:  (i) Patents and Registrations therefor; (ii) registered Trademarks and Registrations therefor, including without limitation, internet domain name registrations; (iii) registered Copyrights and Registrations therefor; and (iv) any other registered Intellectual Property Right that is the subject of an application, certificate, filing, or registration for such rights that is issued by or filed with any Governmental Authority at any time.
(ec)“Registrations” has the meaning set forth in the definition of Intellectual Property Rights.
(ed)“Related Party” has the meaning set forth in Section 2.2(j).
(ee)“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, pumping, leaching or migration into the indoor or outdoor environment.
(ef)“Relocation” has the meaning set forth in Section 1.7.

(eg)“Representatives” of a Person means the officers, directors, employees, agents, attorneys, accountants, advisors and other representatives of such Person.
(eh)“Restraints” has the meaning set forth in Section 3.1(a).
(ei)    “Restriction Period” means from and after the Closing and continuing for three (3) years from the Closing Date.
(ej)“Retained Companies” means Seller and its respective Affiliates other than the Acquired Companies.
(ek)“Retained Marks” has the meaning set forth in Section 6.9(a).
(el) “Sanctions” has the meaning set forth in Section 2.2(u).
(em)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(en) “Security Incident” means any unauthorized Processing of Company Data, any unauthorized access to the Company’s IT Systems, or any incident that may require notification to any Person, Governmental Authority or any other entity under Privacy Requirements.
(eo)“Seller” has the meaning set forth in the Preamble.
(ep)    “Seller Indemnitee” has the meaning set forth in Section 7.2.
(eq)“Seller Names” has the meaning set forth in Section 6.9(a).
(er)“Seller Released Party” has the meaning set forth in Section 6.7.
(es)“Seller’s Ancillary Documents” has the meaning set forth in Section 2.2(b).
(et)    “Significant Direct Customer” has the meaning set forth in Section 2.2(z).
(eu)“Significant Distributor” has the meaning set forth in Section 2.2(z).
(ev)“Significant Supplier” has the meaning set forth in Section 2.2(z).
(ew)“Small Business Status” has the meaning set forth in Section 2.2(n)(iii).
(ex)“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, executable code or object code, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) websites, social media networks and apps, and (v) documentation, including user manuals and other training documentation, related to any of the foregoing.
(ey)“Solulink APA” means that certain Asset Purchase Agreement, dated December 17, 2016, by and between TriLink and Solulink Incorporated, a California corporation.
(ez)“Solulink Assets” has the meaning set forth in the Recitals.
(fa)“Solulink Business” means the “Business” (as defined in the Solulink APA) and any other business conducted by TriLink or its Affiliates with respect to the Solulink Assets.
(fb)“Solulink Transfer” has the meaning set forth in the Recitals.
(fc)“Solvent” has the meaning set forth in Section 2.1(e).
(fd)“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
(fe)“Support Obligation” has the meaning set forth in Section 6.11(a).
(ff)“Surviving Corporation” has the meaning set forth in Section 1.2(a).
(fg)“Target Working Capital” has the meaning set forth in “Working Capital Adjustment”.
(fh)“Tax Benefit” has the meaning set forth in Section 7.11(b).
(fi)“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.
(fj)“Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, social security, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge in the nature of a Tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

(fk)“Third Party Claim” means any Proceeding which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns against any Indemnified Party or to which any Indemnified Party is subject.
(fl)“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.
(fm)“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.
(fn)“Transaction Expenses” means (i) to the extent not paid in full prior to the Closing, the sum of all out of pocket costs and expenses of the Acquired Companies or for which the Acquired Companies are liable, related to or arising from the negotiation, preparation and consummation of this Agreement or the transactions contemplated hereby (including all investment banking fees, broker’s commissions, advisory fees, legal fees and accounting fees); and (ii) one-half (1/2) of all costs and expenses owed to the Escrow Agent at Closing; provided that, for the avoidance of doubt, any expenses incurred by Parent in connection with this Agreement or the transactions contemplated hereby shall not be Transaction Expenses, regardless of whether or not the Acquired Companies become responsible for such expenses at or following the Closing.
(fo)“Transaction Tax Deductions” means, without duplication and regardless of by whom or when paid, any Tax deductions (to the extent deductible at a “more likely than not” level of confidence or higher) attributable to amounts paid or otherwise borne (directly or indirectly) by Seller at or prior to the Closing Acquired Companies arising as a result of or that are otherwise attributable to the consummation of the transactions contemplated by this Agreement, including, without limitation, such Tax deductions attributable to any of the following: (a) the payment of the Transaction Expenses or Closing Liabilities (including amounts that would have been Transaction Expenses or Closing Liabilities but were in fact paid prior to the Closing), (b) any stay bonuses, sale bonuses, change in control payments, retention payments, or similar payments made or to be made by Acquired Company in connection with or resulting from the Closing, including the employer portion of any employment Taxes, (c) any fees, expenses, interest (only to the extent treated as interest for applicable income Tax purposes), original issue discount, unamortized financing costs, breakage fees, tender premiums, consent fees, redemption, retirement, or make-whole payments, defeasance in excess of par or similar payments arising from the repayment of indebtedness, and (d) any other fees, costs, or expenses (including any legal, accounting, and investment banking fees, costs, and expenses) incurred in connection with the transactions contemplated by this Agreement; provided, that the parties shall make any available elections under Revenue Procedure 201129, 201118 IRB to treat seventy percent (70%) of any successbased fees that were paid as an amount that did not facilitate the transactions contemplated by this Agreement, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal income tax purposes.

(fp)“Transition Services Agreement” has the meaning set forth in Section 1.11(a)(vii).
(fq)    “TriLink” means TriLink Biotechnologies, LLC, a Delaware limited liability company.
(fr)“TSCP” means Thompson Street Capital Partners VI, L.P., a Delaware limited partnership.
(fs)“Upward Adjustment Amount” has the meaning set forth in Section 1.9(e).
(ft)“VDA Taxes” has the meaning set forth in Section 7.1(d).
(fu)“Vector Canada Dissolution” has the meaning set forth in Section 4.7.
(fv)“Voluntary Disclosure Filings” has the meaning set forth in Section 6.5(f).
(fw)“WARN Act” has the meaning set forth in Section 2.2(q)(i).
(fx)    “Working Capital Adjustment” means an amount equal to the Closing Working Capital minus $6,543,115 (the “Target Working Capital”). If the Working Capital Adjustment is a positive number, the Merger Consideration shall be increased by such amount. If the Working Capital Adjustment is a negative number, the Merger Consideration shall be reduced by the absolute value of such amount).
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the date first above written.
PARENT
VOYAGER GROUP HOLDINGS, INC.
By: /s/ J.C. Wetzel
Name:     J.C. Wetzel
Title:     President and Secretary

MERGER SUB
VYGR MERGER SUB, INC.
By: /s/ J.C. Wetzel
Name:     J.C. Wetzel
Title:     President and Secretary

[Signature Page to Agreement and Plan of Merger]

SELLER
MARAVAI LIFE SCIENCES, INC.
By: /s/ Kevin Herde
Name: Kevin Herde
Title: Chief Financial Officer

MARAVAI LIFESCIENCES HOLDINGS
MARAVAI LIFESCIENCES HOLDINGS, INC.
By: /s/ Kevin Herde
Name: Kevin Herde
Title: Chief Financial Officer

MARAVAI INTERMEDIATE HOLDINGS
MARAVAI INTERMEDIATE HOLDINGS, LLC
By: /s/ Kevin Herde
Name: Kevin Herde
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]